SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant       ☑
Filed by a Party other than the Registrant     ☐:
Check the appropriate box:      ☐

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MIDWEST BANC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Fellow Stockholders:

You are cordially invited to attend the 2006 annual meeting of stockholders (the “Annual Meeting”) of Midwest Banc Holdings, Inc. (the “Company”), Melrose Park, Illinois, which will be held on May 3, 2006, at 10:00 a.m., Chicago time, at Dominican University Priory Campus, 7200 West Division Street, River Forest, Illinois 60305.

The attached Notice of the Annual Meeting and the Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company as well as representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote FOR each of the matters to be considered.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all of the employees of the Company and its subsidiaries, I thank you for your continued interest and support.

Sincerely yours,

James J. Giancola
President and Chief Executive Officer

April 3, 2006

MIDWEST BANC HOLDINGS, INC.
501 West North Avenue
Melrose Park, Illinois 60160

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 3, 2006

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders (the “Annual Meeting”) of Midwest Banc Holdings, Inc. (the “Company”), will be held on May 3, 2006, at 10:00 a.m., Chicago time, at Dominican University Priory Campus, 7200 West Division Street, River Forest, Illinois 60305.

At the Annual Meeting, stockholders will be asked to:

1. Elect ten (10) members to the Company’s Board of Directors (see page 4);

2. Consider and vote upon an amendment to the Company’s Stock and Incentive Plan (see page 26);

3.	Consider and vote upon an amendment to the Certificate of Incorporation of the Company (see page 34);

4.	Ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountant for 2006 (see page 37); and

5.	Consider such other matters as may properly come before the Annual Meeting and at any adjournment thereof, including whether or not to adjourn the meeting.

You may vote at the Annual Meeting if you were a Company stockholder at the close of business on March 17, 2006. Only record holders of the common stock of the Company as of the close of business on this date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the Annual Meeting will be available for review at the Company, 501 West North Avenue, Melrose Park, Illinois 60160, for a period of ten days prior to the Annual Meeting and will also be available for review at the Annual Meeting.

By Order of the Board of Directors

Daniel Nagle
Secretary to the Board

Melrose Park, Illinois
April 3, 2006

PLEASE COMPLETE, SIGN, AND RETURN THE ENCLOSED FORM OF PROXY
IN THE ENVELOPE PROVIDED.

MIDWEST BANC HOLDINGS, INC.

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 3, 2006

Solicitation and Voting of Proxies

This Proxy Statement is being furnished to stockholders of Midwest Banc Holdings, Inc. (the “Company”), in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of proxies to be used at the 2006 annual meeting (the “Annual Meeting”) of stockholders to be held on May 3, 2006 at 10:00 a.m., Chicago time, at Dominican University Priory Campus, 7200 West Division Street, River Forest, Illinois 60305, and at any adjournments thereof. The Company’s 2005 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended December 31, 2005, and a proxy card, accompany this Proxy Statement, is first being mailed to record holders of common stock of the Company on or about April 3, 2006.

Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted FOR the election of the nominees for director named in this Proxy Statement, FOR the amendment of the Company Stock and Incentive Plan (the “Plan”), FOR the amendment to the amended and restated Certificate of Incorporation of the Company (the “Certificate”), and FOR the ratification of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent accountant for 2006.

Other than the matters listed on the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary to the Board, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers, and other employees of the Company and its subsidiaries, without additional compensation therefor. The Company will also request persons, firms, and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

The securities which may be voted at the Annual Meeting consist of shares of common stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.

The close of business on March 17, 2006, has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of common stock of the Company outstanding on the Record Date was 22,102,807 shares.

The presence, in person or by proxy, of the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, such shares, or “broker non-votes,” will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered (except as noted below) as present and entitled to vote with respect to that matter. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Directors will be elected by a plurality of the votes cast. The approval of the proposals to amend the Plan and ratify the appointment of PwC requires the affirmative vote of the holders of a majority of the shares eligible to vote on the matter at the meeting. The approval of the amendment to the Certificate requires the approval of the holders of a majority of the issued and outstanding shares of common stock.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” each of the nominees proposed by the Board of Directors or “WITHHOLD” authority to vote for any individual nominee. Under Delaware law and the Company’s By-laws, an affirmative vote of the holders of a plurality of shares, present at the Annual Meeting, represented in person or by proxy, and entitled to vote, is required for a nominee to be elected as a director.

For the proposal to approve the amendment to the Plan and the ratification of the appointment of PwC, stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of these proposals. Proxies marked to abstain and broker non-votes are counted as shares present for purposes of determining whether shares represented at the Annual Meeting constitute a quorum. This will have the effect of treating these shares as votes cast against these proposals.

For the proposal to approve the amendment to the Certificate, stockholders may vote “FOR,” “AGREEMENT,” or “ABSTAIN” with respect to this proposal. Proxies marked to abstain and broker non-votes are treated as votes against this proposal.

Proxies solicited hereby will be returned to the Company’s transfer agent, Computershare Investor Services, L.L.C. (“Computershare”). The Board of Directors has also designated Computershare to act as inspector of election and to tabulate the votes at the Annual Meeting. After the final adjournment of the Annual Meeting, the proxies will be returned to the Company.

Interests of Certain Persons in Matters to be Acted Upon

All persons standing for election as director were unanimously nominated by the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the Record Date for: (1) those people believed by management to be the beneficial owners of more than 5% of the Company’s common stock; (2) the nominees for and retiring members of the Board of Directors of the Company; and (3) certain executive officers of the Company. The table includes, with respect to directors, the year in which each became a director of the Company and the year in which their terms as director of the Company will expire. The table also sets forth the amount of common stock of the Company and the percent thereof beneficially owned by each person and all directors and executive officers as a group as of the Record Date. Ownership information is based upon information furnished by the respective individuals.

				Shares of
		Director of	Expiration	Common Stock
		Company	of Term as	Beneficially
Name(1)	Age	Since	Director	Owned(2)		Percent of Class

Director Nominees
E.V. Silveri	75	1983	2007	2,303,644	(3)	10.42%
James J. Giancola	57	2004	2007	246,316	(4)	1.11
Angelo DiPaolo	67	1983	2007	842,533	(5)	3.81
Barry I. Forrester	43	2005	2007	10,000	(6)(7)	*
Robert J. Genetski	63	2005	2007	16,500	(6)	*
Gerald F. Hartley	67	2003	2007	17,200	(6)(8)	*
Homer J. Livingston, Jr.	70	2005	2007	15,000	(6)	*
Joseph Rizza	63	1997	2007	533,120	(9)	2.41
Kenneth Velo	58	2005	2007	3,050	(6)	*
Leon Wolin	79	1991	2007	487,953	(10)	2.21
Retiring Directors
Daniel Nagle	72	1983	—	451,450		2.04
Robert D. Small	75	1983	—	237,816	(11)	1.08
Non-Director, Executive Officers
Daniel R. Kadolph	43	—	—	54,621	(12)	*
David M. Viar	56	—	—	2,000	(12)	*
Mary C. Ceas	48	—	—	28,210	(12)	*
Sheldon Bernstein	59	—	—	74,378	(12)(13)	*
Thomas A. Caravello	57	—	—	12,000	(12)	*
Bruno P. Costa	45	—	—	78,851	(12)	*
Thomas H. Hackett	58	—	—	4,500	(12)	*
Mary M. Henthorn	48	—	—	98,147	(12)(14)	*
Dennis M. Motyka	55	—	—	430		*
William H. Stoll	51	—	—	4,920	(12)	*

All directors and executive officers as a group (22 persons)				5,618,395	(15)	25.42%

Beneficial owner of more than 5% of the Company’s common stock
LeRoy Rosasco		—	—	1,503,675	(16)	6.80%

*	Less than one percent.

(1)	The address of each principal stockholder is 501 West North Avenue, Melrose Park, Illinois 60160.

(2)	Unless otherwise stated below, each person has sole voting and investment power with respect to all such shares.

(3)	Includes 12,312 shares held by trusts for which Mr. Silveri acts as trustee; 52,074 shares held directly by Mr. Silveri’s spouse; 3,150 shares held by trusts for which Mr. Silveri’s spouse acts as trustee; and 1,366,413 shares held by Go-Tane Service Stations, Inc., a company controlled by Mr. Silveri, and the Go-Tane Pension Plan.

(4)	Includes 90,000 restricted stock, which will vest 30,000 each on January 1, of 2007, 2008, and 2009 provided Mr. Giancola is still employed pursuant to the terms of his employment agreement; 29,316 restricted stock which will vest on January 1, 2010; however, if certain performance goals are met, the restricted stock will vest in the first quarter of 2009; 5,000 shares held by a trust for which Mr. Giancola acts as trustee, and 21,000 shares held directly by Mr. Giancola’s spouse.

(5)	Includes 7,850 shares held by trusts for which Mr. DiPaolo acts as trustee, 11,610 shares held by a trust for which Mr. DiPaolo acts as co-trustee, 40,500 shares held by DiPaolo Company, a company controlled by Mr. DiPaolo, and 14,145 shares held directly by Mr. DiPaolo’s daughter.

(6)	Includes 6,000 shares held by a trust for which Mr. Livingston acts as trustee and includes 2,000 shares of restricted stock, which will vest 1,000 following each annual meeting of stockholders for 2006 and 2007, so long as the named individual is still serving as a director.

(7)	Includes 4,500 shares held by a trust for which Mr. Forrester acts as trustee and 3,500 shares held in an IRA account for the benefit of Mr. Forrester’s spouse.

(8)	Includes 6,200 shares held in an IRA accounts for the benefit of Mr. Hartley, and 500 shares held by trusts for which Mr. Hartley acts as trustee.

(9)	Includes 126,720 shares held by a trust for which Mr. Rizza acts as trustee and 85,325 shares held in an IRA account for the benefit of Mr. Rizza.

(10)	Includes 457,923 shares held by a trust for which Mr. Wolin acts as trustee and 28,830 shares held in an IRA account for the benefit of Mr. Wolin.

(11)	Includes the indirect ownership of 183,600 shares held in a retirement trust account for the benefit of Mr. Small.

(12)	Includes shares of restricted stock, which will vest on July 1, 2010 as follows: Kadolph, Viar and Costa — 2,000 shares each; Ceas — 1,000 shares; Bernstein, Caravello, Henthorn and Stoll — 2,500 shares each; and Hackett — 1,500 shares. If certain performance goals are met, the restricted stock will vest in the first quarter of 2009. Includes shares subject to currently exercisable options as follows: Kadolph — 49,451 shares; Ceas — 26,773 shares; Bernstein — 57,878 shares; Caravello — 4,500 shares; Costa — 69,351 shares; Hackett — 3,000 shares; and Henthorn — 59,647 shares.

(13)	Includes 14,000 shares held by a trust for which Mr. Bernstein acts as trustee.

(14)	Includes 31,200 shares held by a trust for which Ms. Henthorn acts as trustee.

(15)	Includes an aggregate 270,600 shares subject to currently exercisable options and 94,039 shares, held in the Company’s 401(k) Plan, for which American Stock Transfer Company, acts as trustee. The trustee under the 401(k) Plan has sole voting and investment power with respect to such shares. Includes 1,717 shares held in the Big Foot Financial Corp. Employee Stock Ownership Plan (“ESOP”) Trust for which First Bankers Trust Company acts as trustee. A Plan Administrator, who is an employee of the Company appointed by the Board of Directors, administers the ESOP. Under the terms of the ESOP, the Trustee votes the shares held by the ESOP Trust based upon directions received from the participants in the ESOP.

(16)	Includes 331,320 shares held by trusts for which Mr. Rosasco acts as trustee and 252,000 shares held directly by Mr. Rosasco’s spouse.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the Board of Directors shall consist of three to twenty directors with the number fixed from time to time by a resolution of the Board of Directors. The Board of Directors has set the number of directors at ten.

As part of its review of corporate governance issues in 2005, the Corporate Governance and Nominating Committee recommended to the Board that all directors be elected annually by stockholders. Currently, the Board of Directors is divided into three classes in as equal a number as possible. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year.

The Board of Directors unanimously approved an amendment to the Company’s By-laws eliminating the classification of directors. Under our amended By-laws, all directors are to be elected at each annual meeting of stockholders and will serve a one-year term until their successors are elected and qualified or until their earlier resignation, removal or death.

The Board believes the annual election of directors is in the best interests of the Company and its stockholders. Annual election facilitates the election of directors who will, in the view of a majority of the stockholders, manage the Company in the best interests of the Company and its stockholders. All directors of the Company will stand for re-election at this Annual Meeting for a one-year term ending at the 2007 annual meeting of stockholders.

The nominees proposed for election at this Annual Meeting are set forth below.

In the event that any of these individuals is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Board of Directors. The Board has no reason to believe that any director nominee will be unable or unwilling to serve. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

Director Nominees

E. V. Silveri has served as chairman of the Board of the Company since 1983. Mr. Silveri was elected a director of Midwest Bank and Trust Company (the “Bank”) in 1972 and has been chairman of the board of the Bank since 1975. He was also a member of the board of directors of Midwest Bank of Hinsdale, and served as chairman of First Midwest Data Corp from 1991 to 2002. Since 1984, Mr. Silveri has been the president and also a director of Go-Tane Service Stations, Inc., a firm he co-founded in 1966.

James J. Giancola was named Director, President, and Chief Executive Officer of the Company and the Bank in September 2004. In November 2004, Mr. Giancola was named Chairman, Director, President, Chief Executive Officer of MBTC Investment Company. In February 2005, he was named Director of Midwest Financial and Investment Services, Inc. Prior to joining the Company, he was semi-retired and a private investor. Mr. Giancola has over 30 years experience in the banking industry. He served as president of Fifth Third Bank, Indiana from 1999 to 2000. He also served as president and CEO of CNB Bancshares, Inc., a seven billion dollar bank holding company in Evansville, Indiana from 1997 to 1999. Mr. Giancola also served as president of Gainer Bank located in Northwest Indiana.

Angelo DiPaolo has served as a director of the Company since 1983. He has also served as a director of the Bank since 1982. He has served as president of DiPaolo Company, a heavy construction company, and DiPaolo Center, a commercial complex in Glenview, Illinois, since 1963.

Barry I. Forrester, CFA has served as a director of the Company since May 2005 and as a director of the Bank since June 2005. He has been a private investor since 2004 and a director of Eagle Savings Bank since 2006. Previously, he had worked over 14 years as an investment banker specializing in providing corporate finance services to financial institutions including public offerings of equity and debt, mergers and acquisitions, and mutual-to-stock conversion transactions. He served clients through positions at William Blair & Company from 2000 through 2004, ABN AMRO Incorporated from 1997 to 2000, and EVEREN Securities, Inc. (including predecessors Kemper Securities and Blunt Ellis & Loewi) from 1989 to 1997. Prior thereto he was a financial analyst with Crowe Chizek and Company, LLP. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society of Chicago.

Robert J. Genetski, PhD has served as director of the Company since June 2005. He has also served as a director of the Bank since 2004. He has been president of Robert Genetski & Associates, Inc. since 1991. He also serves as a director of DNP Select Income Fund. He has previously taught at the University of Chicago Graduate School of Business, New York University, and Wheaton College.

Gerald F. Hartley, CPA has served as a director of the Company and chairman of the Audit Committee since June 2003. Mr. Hartley was named Director of the Bank in February 2004. Mr. Hartley has over 40 years experience in financial, accounting, and auditing responsibilities. He served as a director of Republic Bank of Chicago and Republic Bancorp Co. from August 2000 through May 2003. Previously, he spent 35 years in the public accounting profession, primarily with Crowe Chizek and Company, LLP, dealing with community-based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and as a director of the Illinois CPA Society.

Homer J. Livingston, Jr.  has served as director of the Company since May 2005 and as director of the Bank since June 2005. He has served as a director of Peoples Energy Corp since 1989, a company which has a class of securities listed pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Livingston has served as chairman of the board of Evanston Northwestern Healthcare since 1999. He formerly served as president and chief executive officer of the Chicago Stock Exchange, president and chief executive officer of LaSalle National Bank of Chicago, and as the trustee of the Southern Pacific Railroad.

Joseph Rizza has served as a director of the Company since April 1997. He was elected a director of the Bank in 2002. Mr. Rizza was also a director of Midwest Bank of Hinsdale from 1994 to 2001. Mr. Rizza is the owner of Joe Rizza Enterprises which owns several automobile dealerships and financial service companies in the Chicago metropolitan area.

Kenneth Velo has served as a director of the Company since June 2005. He has served as a director of the Bank since 2004. He has been a priest in the Archdiocese of Chicago since 1973 and named Monsignor in 1996. He has been the head of the Office of Catholic Collaboration of DePaul University serving in the capacity of senior executive since 2001. He has also been president of The Big Shoulders Fund since 2003. Monsignor Velo was a member of the Priests’ Placement Board of the Archdiocese for more than 20 years. He is a member of the Board of Children’s Memorial Hospital and serves on the Board of Trustee of Fenwick College Preparatory School as well as other civic and community efforts.

Leon Wolin has served as a director of the Company since 1991. He was elected a director of the Bank in 1985. Mr. Wolin was a director of Midwest Bank of Hinsdale from 1996 to 2002. Mr. Wolin has been president of Price Associates, Inc., a real estate appraisal and consulting firm, since 1980.

Retiring Directors

Daniel Nagle and Robert D. Small have expressed their desire to retire as directors and will not stand for election. Mr. Nagle has served as Secretary to the Board and a director of the Company since 1983 and as a director of the Bank since 1975. Mr. Small has served as a director of the Company since 1983. He was originally elected to serve as a director of the Bank in 1974. He served as president and director of Midwest Bank of McHenry County from 1989 to 1993. The Company has benefited from the commitment and contributions of these retiring directors for the past thirty years.

Director Nomination Procedures

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director recommended by directors or stockholders. The Committee will consider nominees recommended by stockholders if the procedures set forth below are followed. In evaluating candidates, the Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board and will review all candidates in the same manner. The Company’s By-laws require that a director own 3,000 shares of Company common stock and that a director must acquire these shares within three years of being elected or appointed to the Board. The Board has the authority to waive this requirement and has waived it in the past. The By-laws also provide that commencing at the 2008 annual meeting of stockholders, a person who is older than age 75 will not be eligible to serve as a director of the Company.

Under the Company’s Stock and Incentive Plan, non-employee directors elected or appointed to the Board for the first time will receive an award of 3,000 shares of restricted stock which will vest as follows: 1,000 shares following the director’s election or appointment to the Board and 1,000 shares on the two succeeding annual meetings following such election or appointment provided the individual is still serving as a director on such anniversary.

The Corporate Governance and Nominating Committee’s responsibilities are to review and shape governance policies and identify qualified individuals for nomination to the Board. Nominees may be suggested by directors, members of management, stockholders, or, if applicable, by a third party engaged to recommend directors.

In identifying and recommending nominees for positions on the Board of Directors, the Committee places primary emphasis on:

•	judgment, character, expertise, skills, and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences, and other demographics;

•	business or other relevant experience; and

•	the extent to which the nominee’s expertise, skills, knowledge, and experience interfaces with that of other members of the Board of Directors and will help build a Board that is effective and responsive to the needs of the Company.

There are no other specific minimum qualifications that nominees must meet in order for the Committee to recommend them to the full Board. Each nominee will be evaluated based on his or her individual merits. Members of the Committee will discuss and evaluate potential candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee desires to seriously consider and move toward nomination, the candidate will be invited to meet with the entire Committee. If the entire Committee approves the candidate, the chairman of the Committee, or his or her designate, will enter into a discussion with the nominee with the objective of obtaining the nominee’s permission to be submitted for election at the next annual meeting of stockholders or to be appointed to the Board. If the candidate accepts the invitation, the candidate is recommended for approval to the entire Board of Directors.

The Committee will consider nominees recommended by stockholders. A stockholder who wishes to recommend a prospective Board nominee for the Committee’s consideration may do so by submitting the name of the prospective nominee in writing to the Chairman of the Corporate Governance and Nominating Committee, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, IL 60160 prior to January 1st of each year, for consideration at the next annual meeting of stockholders. In submitting nominees, persons should be aware of and apply the guiding principles for director qualifications cited above. Persons submitting nominations may be asked to provide additional background information about a prospective candidate as determined by the Committee.

Attendance at Board of Directors Meetings, Committee Meetings, and Stockholder Meetings

The Board of Directors conducts its business through meetings of the Board of Directors and through activities of its Committees. The Board of Directors meets regularly and may schedule special meetings as needed. During fiscal year 2005, the Board of Directors of the Company held nine meetings primarily related to general Company matters. Each of the directors of the Company attended at least 100% of the total number of the Company’s Board meetings held and committee meetings on which such directors served during fiscal year 2005, except for Mr. Rizza who attended 56% of such meetings.

The Board encourages all Board members to attend the annual meeting of stockholders. All of the Board members attended the 2005 annual meeting of stockholders.

Communications with Directors

If you wish to communicate with the Board of Directors or any individual Board member, you may send correspondence to James J. Giancola, President and Chief Executive Officer, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160. Mr. Giancola will submit your correspondence to all of the Board members or the appropriate Board Committee, as applicable. Concerns relating to accounting, internal controls, or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee.

Director Independence

The Board of Directors (after receiving a recommendation from the Corporate Governance and Nominating Committee) determined on February 28, 2006 that Messrs. DiPaolo, Hartley, Rizza, Wolin, Livingston, Forrester, Small and Nagle and Dr. Genetski and Monsignor Velo are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. The Board (after receiving the Committee’s recommendation)

also determined that Mr. Silveri is an independent director eligible to serve on the Corporate Governance and Nominating Committee and the Compensation Committee but is not eligible to serve on the Audit Committee under the NASDAQ listing standards. A copy of the Company’s director independence standards is available at www.midwestbanc.com — Corporate Governance. When making the independence determinations, both the Corporate Governance and Nominating Committee and the Board of Directors reviewed the information relating to transactions certain directors had in the ordinary course of business with the Company and the Bank (see “Transactions with Certain Related Parties” below, for a discussion of these transactions). After considering this information, both the Committee and the Board concluded that these transactions would not interfere with the exercise of independent judgment of these directors in carrying out their responsibilities as directors of the Company.

Independent directors may meet in executive session, without management, at any time, and are regularly scheduled for such executive sessions four times a year.

Audit Committee

The Audit Committee is composed entirely of outside directors who are not officers of the Company. The members of the Audit Committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards as currently in effect. The Audit Committee currently consists of Messrs. Hartley (Chairman), Small, Wolin and Forrester and Dr. Genetski. The Board of Directors has determined that Mr. Hartley is the Audit Committee’s financial expert. A copy of the charter of the Audit Committee is available at www.midwestbanc.com. — Corporate Governance and is attached as Appendix A to this Proxy Statement.

Generally, the Audit Committee has the responsibility for oversight of financial controls, as well as the Company’s accounting, regulatory and audit activities, and annually reviews the qualifications of the independent accountants. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. During 2005 the Committee met twelve times.

Compensation Committee

The Compensation Committee consists of Messrs. DiPaolo, Rizza, Small, Forrester, Livingston, Nagle and Wolin (Chairman) and Monsignor Velo. The members of the Compensation Committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards as currently in effect. A copy of the charter of the Compensation Committee is available at www.midwestbanc.com — Corporate Governance.

The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company’s officers, including the Chief Executive Officer; recommending and approving stock option grants to management; reviewing and recommending compensation programs including stock option grants, restricted stock awards, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; and advising the Chief Executive Officer on miscellaneous compensation issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation. The Committee met nine times during 2005.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Livingston (Chairman), Hartley, Nagle, Small and Wolin and Monsignor Velo. The members of the Corporate Governance and Nominating Committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards as currently in effect. A copy of the charter of the Corporate Governance and Nominating Committee is available at www.midwestbanc.com — Corporate Governance.

The Corporate Governance and Nominating Committee has the following responsibilities: recommend a Board structure, a committee structure and Board and committee practices (including the size of the Board, the number, function, and size of committees and the number of Board and committee meetings); recommend committee assignments, including committee chairmanships, to the full Board for approval; revise annually the corporate governance guidelines and committee charters and recommend to the Board any needed changes; review with the Board on an annual basis the appropriate skills and characteristics required on the Board in the context of the strategic direction of the Company; establish Board member selection criteria and screen and recruit new Board members; recommend to the Board the existing Board members to be re-nominated, after considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the individual evaluations of the directors and the wishes of existing Board members to be re-nominated; review director candidates recommended by stockholders; recommend director nominees for approval by the Board and the stockholders; develop and recommend standards for determining director independence (i.e. whether a material relationship exists between the Company and a director) and consider questions of possible conflicts of interest of directors; review annually the Company’s Code of Business Conduct and Ethics and recommend to the Board any needed changes; manage the process whereby the full Board annually assesses its performance, and then report the results of the evaluation to the Board along with any recommendations to the full Board as to his continuation as a Board member; jointly with the Compensation Committee recommend to the Board the compensation to be paid to directors; and oversee the orientation of new directors and assess the need for continuing education in governance developments. The Committee met eight times during 2005.

Strategic Opportunities Committee

The Strategic Opportunities Committee consists of Messrs. Silveri, Giancola, Forrester (Chairman), and Livingston. The members of the Strategic Opportunities Committee are the Company’s Chairman of the Board, Chief Executive Officer, and at least two independent directors determined by the Board, considering the recommendations of the Corporate Governance and Nominating Committee. A copy of the Strategic Opportunities Committee charter is available at www.midwestbanc.com — Corporate Governance.

The Strategic Opportunities Committee assists the Company’s management and Board in identifying, evaluating, and executing potential mergers, acquisitions, and other similar strategic transactions. The Committee provides direction to and coordinates with management as to the initiation, status, and disposition of transaction opportunities. The Committee has authority to provide the Company’s management direction to enter into customary preliminary transaction agreements such as confidentiality agreements; engage legal, financial, and other advisers in connection with particular transactions; and make transaction proposals on a preliminary, non-binding basis. The Committee reviews potential transactions for consistency with the Company’s strategic plans and effects on long-term stockholder value and, as the Committee deems appropriate, recommends potential transactions for review and approval by the full Board, which retains the exclusive authority to approve binding, definitive transaction agreements. The Committee will annually review and assess the success and challenges of past transactions. The Committee met three times in 2005

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics which applies to all directors, officers, and employees of the Company, including the chief executive officer and the chief financial officer. There were no waivers during 2005. A copy of the Code is available at www.midwestbanc.com — Corporate Governance. The Company will post any changes to the Code, as well as waivers of the Code for directors or executive officers, at the same location on its website.

Section 16(a) Beneficial Ownership Compliance

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and certain officers, and certain other owners of the Company’s common stock, to periodically file notices of changes in beneficial ownership of such common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, during 2005 all required filings were timely submitted, except as follows: The Form 4 filed by Mr. Giancola on February 17, 2005, dated January 1, 2005; the Form 4 filed by Mr. Rizza on December 21, 2005, dated December 15, 2005; and the Form 4 filed by Mr. Livingston on March 27, 2006, dated August 29, 2005.

Directors’ Compensation

The following shows the compensation paid by the Company to the directors in 2005.

		Fees Earned			Non-Stock
		or Paid			Incentive Plan	All Other
	Total	in Cash	Stock Awards	Option Awards	Compensation	Compensation
Name	($)	($)	($)	($)	($)	($)

E. V. Silveri	$45,000	$45,000	$—	—	—	—
Angelo DiPaolo	51,500	51,500	—	—	—	—
Barry I. Forrester	94,130	34,250	59,880	—	—	—
Robert Genetski	89,750	30,500	59,250	—	—	—
James J. Giancola	—	—	—	—	—	—
Gerald F. Hartley	127,680	67,800	59,880	—	—	—
Homer J. Livingston, Jr.	92,130	32,250	59,880	—	—	—
Daniel Nagle	41,500	41,500	—	—	—	—
Joseph R. Rizza	44,500	44,500	—	—	—	—
Robert D. Small	53,800	53,800	—	—	—	—
Kenneth J. Velo	88,750	29,500	59,250	—	—	—
Leon Wolin	66,716	66,716	—	—	—	—

Each director listed above also serves as a director of Midwest Bank and Trust Company, the Company’s principal subsidiary (the “Bank”). Each director receives $15,000 retainer from the Company and the Bank and $1,000 for each board meeting attended. Committee members receive the following fees:

•	$750 per meeting attended for the Audit Committee (twelve meetings in 2005); and

•	$500 per meeting attended for the Compensation (nine meetings in 2005), Corporate Governance and Nominating (eight meetings in 2005), Strategic Opportunities (three meetings in 2005) and Asset Liability (nine meetings in 2005) Committees.

In addition, Committee Chairmen receive the following fees for serving as chairmen:

•	Audit Committee (Hartley) — $18,000; Compensation (Wolin); Corporate Governance and Nominating (Livingston); Strategic Opportunities (Forrester); and Asset Liability (Dr. Genetski) — $2,500.

Mr. Giancola, as an employee-director, does not receive any director’s fees. Total board and committee meeting fees paid in 2005 approximated $525,000, which includes fees paid for service on the boards and committees of the Company and the Bank.

Daniel Nagle, an independent director, also serves as Secretary to the Board. During the year 2005, Mr. Nagle received $3,750 for minute preparation services rendered to the boards of directors of the Company and the Bank.

Under the Company’s Stock and Incentive Plan (the “Plan”), each person elected or appointed to serve as a non-employee director for the first time following the 2004 annual meeting of stockholders will receive a restricted stock award of 3,000 shares of Company common stock. Messrs. Hartley, Livingston, and Forrester each received a restricted stock award for 3,000 shares of common stock following the 2005 annual meeting; 1,000 shares vested following the 2005 annual meeting and 1,000 shares will vest following the 2006 and 2007 annual meetings, provided the proposed recipient is still serving as a director following each such meeting. Dr. Robert Genetski and Monsignor Velo each received 3,000 restricted shares of Company common stock in June of 2005; 1,000 shares vested on July 6, 2005; and 1,000 shares will vest following the 2006 and 2007 annual meetings, provided the director is still serving as a director of the Company as of the date of each such meeting. During the period of restriction, they will have voting rights and will receive dividends with respect to those shares which remain restricted.

On December 13, 2005, the Board of Directors of Midwest approved a Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). All directors of Midwest and the Bank are able to participate in the Deferred

Compensation Plan. The plan permits directors to elect, prior to the year in which the director’s fees will be paid, to defer a specified portion of the director’s fees into a common stock account or a money market account. Deferred fees will be credited to the director’s common stock account as of the last day of each calendar quarter based upon the closing price of the Company’s common stock on the last trading day for such quarter. Eligible directors who do not elect to participate in the Deferred Compensation Plan will continue to receive cash compensation for attendance at board or committee meetings for the Company and the Bank.

Eligible directors who elect to participate in the Deferred Compensation Plan must choose from the following compensation options:

Deferred Stock Units:  The Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Units will be credited at the end of each quarter by dividing the amount deferred by the closing price of the Company common stock on the last trading day of the quarter. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the closing price of the Company common stock on the last trading day of the quarter.

Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future.

Cash Option.  If a director elects to defer receipt of directors fees in cash, Midwest will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director’s fees will be credited to this account as of the date such fees otherwise would be payable to the director. All amounts credited to a director’s deferred compensation account will accrue interest based on a money market account rate.

No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account.

Director Participation.  For 2006, the following directors have elected to participate in the Deferred Compensation Plan: Messrs Nagle and Rizza.

Executive Compensation

The following table shows the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the President and Chief Executive Officer and certain other executive officers of the Company (“Named Executive Officers”) in fiscal years 2005, 2004, and 2003.

Summary Compensation Table

							Long-Term
							Compensation Awards
									Securities
	Annual Compensation						Restricted		Underlying
					Other Annual		Stock		Options(#)		All Other
Name and Principal Position	Year	Total	Salary ($)	Bonus ($)	Compensation ($)		Award($)		(Value)		Compensation($)

James J. Giancola	2005	$1,645,502	$535,000	$374,500	$5,675	(1)	$652,281	(2)	—		$78,047	(1)(4)
President and Chief	2004		2,860	—	—		2,806,500	(3)	—		—
Executive Officer
Daniel R. Kadolph	2005	253,808	148,720	30,000	4,628	(1)	38,860	(2)	2,000		20,600	(1)
Senior Vice President and									($11,000	)(2)
Chief Financial Officer	2004		139,445	15,000	4,512	(1)	—		3,500		19,588	(1)
	2003		141,566	40,000	4,581	(1)	—		—		18,152	(1)
Sheldon Bernstein	2005	385,493	184,900	42,000	2,716	(1)	77,720	(2)	4,000		56,157	(1)
Executive Vice President,									($22,000	)(2)
Midwest Bank and Trust Company	2004		171,373	25,000	3,404	(1)	—		5,000		46,767	(1)
	2003		162,983	—	17,755	(1)	—		—		43,181	(1)
Thomas A. Caravello	2005	355,103	168,000	40,000	—		77,720	(2)	4,000		47,383	(1)
Executive Vice President,									($22,000	)(2)
Midwest Bank and Trust Company	2004		160,000	25,000	—		—		3,000		30,646	(1)
	2003		132,000	25,000	—		—		—		28,320	(1)
Mary M. Henthorn	2005	363,281	182,750	42,000	4,908	(1)	77,720	(2)	4,000		33,903	(1)
Executive Vice President,									($22,000	)(2)
Midwest Bank and Trust Company	2004		168,893	25,000	3,130		—		5,000		29,004	(1)
	2003		161,014	—	16,525		—		—		26,522	(1)
Edward H. Sibbald*	2005	240,267	184,000	—	4,757	(1)	—		—		51,510	(1)
Executive Vice President	2004		183,202	15,000	8,941	(1)	—		3,000		42,585	(1)
Midwest Bank and Trust Company	2003		185,714	15,000	8,050	(1)	—		—		39,398	(1)

*	Mr. Sibbald’s employment terminated on December 31, 2005.

(1)	The following table provides information related to Other Annual Compensation (automobile allowance, club membership fees and director’s fees) and All Other Compensation (matching contributions to 401(k) plan (“401(k)”), supplemental employee retirement plan contributions (“SERP”) and health club and insurance expenses (life and long-term disability).

		Auto		Director’s			Health Club and
Name	Year	Allowance	Club Fees	Fees	401(k)	SERP	Insurance Expense

James J. Giancola	2005	$2,885	$2,790	$—	$18,750	$—	$818

	2004	—	—	—	—	—	—
Daniel R. Kadolph	2005	4,628	—	—	7,436	11,658	1,506
	2004	4,512	—	—	7,150	12,438	—
	2003	4,581	—	—	6,667	11,485	—
Sheldon Bernstein	2005	2,716	—	—	7,000	47,389	1,768
	2004	3,204	—	200	6,500	40,267	—
	2003	3,355	—	14,400	6,000	37,181	—
Thomas H. Caravello	2005	—	—	—	7,000	39,738	645
	2004	—	—	—	6,500	24,146	—
	2003	—	—	—	6,025	22,295	—
Mary M. Henthorn	2005	2,568	2,340	—	8,750	20,743	4,410
	2004	2,930	—	200	8,477	19,315	1,212
	2003	2,325	—	14,200	7,500	17,834	1,118
Edward H. Sibbald*	2005	2,757	—	2,000	10,000	36,156	5,354
	2004	2,941	—	6,000	9,200	33,385	—
	2003	2,175	—	5,875	8,571	30,827	—

(2)	The following table provides information related to restricted stock awards and options granted in 2005.

	Number of	Value at	Value at	Number	Value at
Name	Shares	Grant Date	December 31, 2005	of Options	Grant Date

James J. Giancola	29,316	$652,281	$652,281	—	$—
Daniel R. Kadolph	2,000	38,860	44,500	2,000	11,000
Sheldon Bernstein	4,000	77,720	89,000	4,000	22,000
Thomas A. Caravello	4,000	77,720	89,000	4,000	22,000
Mary M. Henthorn	4,000	77,720	89,000	4,000	22,000
Edward H. Sibbald*	—	—	—	—	—

All of these restricted stock and stock option awards vest on July 1, 2010. If certain performance goals are met, they will vest in the first quarter of 2009.

(3)	Consists of 150,000 restricted shares at $18.71, the closing price on the grant date. These restricted shares will vest 30,000 each on January 1st of 2005, 2006, 2007, 2008, and 2009 provided Mr. Giancola is still employed pursuant to the terms of his employment agreement. Dividends will be paid on the vested shares at the rate declared on the common stock.

(4)	Includes moving expenses of $58,479 paid in 2005.

Option Grants in Last Fiscal Year

The information presented below summarizes certain information about the options to purchase the Company’s common stock which were granted in 2005 by the Company to each of the Named Executive Officers. All options were granted with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant.

	Individual Grants				Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Shares	Total Options	Exercise		of Stock Price
	Underlying	Granted to	or Base		Appreciation For Option
	Options	Employees in	Price	Expiration	Term(2)
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

James J. Giancola	—	—%	$—	—	$—	$—
Daniel R. Kadolph	2,000	6.6	19.43	2015	24,439	61,933
Sheldon Bernstein	4,000	13.1	19.43	2015	48,878	123,866
Thomas A. Caravello	4,000	13.1	19.43	2015	48,878	123,866
Mary M. Henthorn	4,000	13.1	19.43	2015	48,878	123,866
Edward H. Sibbald(3)	—	—	—	—	—	—

(1)	Options granted on July 1, 2005. The options will vest on the fifth anniversary of issuance unless certain performance goals are achieved prior to the fifth anniversary. If the Compensation Committee determines that the performance goals have been met, the options will vest at that time. The option exercise price is the fair market value of the common stock of Midwest as of the date of the grant.

(2)	The amounts set forth represent the value that would be received by the Named Executive Officer upon exercise of the option on the day before the expiration date of the option based upon assumed annual growth rates in the market value of the Company’s common stock of 5% and 10%, rates prescribed by applicable Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s common stock and other factors such as the general condition of the stock markets and the timing of the exercise of the options. The Company did not use an alternative formula for a potential realizable value as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3)	Mr. Sibbald’s employment terminated on December 31, 2005.

Restricted Stock Awards in Last Fiscal Year

Grants of restricted stock awards were made on July 1, 2005 as follows to Named Executive Officers.

	Number		Value
	of	Value at	at
Name	Shares(1)	Grant Date	December 31, 2005

James J. Giancola	29,316	$652,281	$652,281
Daniel R. Kadolph	2,000	38,860	44,500
Sheldon Bernstein	4,000	77,720	89,000
Thomas A. Caravello	4,000	77,720	89,000
Mary M. Henthorn	4,000	77,720	89,000
Edward H. Sibbald(2)	—	—	—

(1)	All of these restricted stock awards vest on July 1, 2010. If certain performance goals are met, they will vest in the first quarter of 2009.

(2)	Mr. Sibbald’s employment terminated on December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding options and the value of such options that were unexercised at December 31, 2005.

Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised In-
	Acquired	Value	Options at Fiscal Year-	The-Money Options at
	on	Realized	End(#)	Fiscal Year-End ($)(1)
Name	Exercise(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Giancola	—	$—	—/ —	$ —/ —
Daniel R. Kadolph	—	—	49,451/5,000	386,907/42,100
Sheldon Bernstein	4,500	55,420	57,878/7,750	445,233/65,255
Thomas A. Caravello	—	—	4,500/4,750	12,630/39,995
Mary M. Henthorn	6,367	74,633	59,647/7,750	460,128/65,255
Edward H. Sibbald(2)	—	—	72,619/1,875	586,192/15,788

(1)	Options are considered “in-the-money” if the fair market value of the underlying common stock exceeds the exercise price of the related stock option. The value of the unexercised options at the end of fiscal 2005 is based on the closing price of $22.25 report on the NASDAQ National Market on December 30, 2005, the last trading day of fiscal 2005.

(2)	Mr. Sibbald’s employment terminated on December 31, 2005.

Pursuant to his employment agreement, 30,000 shares of Mr. Giancola’s restricted stock vested on January 1, 2006; these shares had a value of $667,500 based on a December 31, 2005 closing price of $22.25.

Equity Compensation Plan Information

Number of
	Number of		Securities Remaining
	Securities to		Available for Future
	be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants,	Outstanding Options,	(Excluding Securities
Plan Category	and Rights	Warrants, and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	775,958	$14.58	943,363
Equity compensation plans not approved by security holders	120,000	18.71	—

Total	895,958	$15.13	943,363

(1)	The Company’s Stock and Incentive Plan permits 2,500,000 shares for issuance as either incentive stock options or nonqualified stock options. As of December 31, 2005, 775,679 options were exercised.

Employment Agreements

Employment Agreement.  On September 28, 2004, James J. Giancola was appointed President and Chief Executive Officer of the Company and the Bank and entered into an employment agreement with them. Set forth below is a description of the material terms of Mr. Giancola’s employment agreement.

Employment Term.  The employment agreement is effective through December 31, 2009 unless otherwise terminated pursuant to the terms of the agreement. Thereafter, the employment agreement will automatically renew for one year periods.

Duties.  Mr. Giancola will serve as Chief Executive Officer and President of the Company and the Bank.

Compensation.  Mr. Giancola will receive a base salary of $535,000 per calendar year which base salary will be reviewed annually. Any salary adjustment (whether increased or decreased) shall be based on: (i) Mr. Giancola’s performance since his last review; (ii) the performance and profitability of the Company; and (iii) the Company’s salary policy effective at the time of any such salary review and adjustment. If employed on the last day of the calendar year for which any bonus is determined by the Board of Directors, Mr. Giancola will also be eligible to receive performance-based annual cash incentive compensation (no greater than 70% of his base salary) and/or stock awards as determined by the Board.

On March 23, 2005, the Board of Directors, acting on the recommendation of the Compensation Committee, approved Mr. Giancola’s 2005 performance goals. On December 29, 2005, the Compensation Committee determined that Mr. Giancola met these performance goals and (pursuant to authority granted by the Board of Directors) awarded a bonus of $374,500 to Mr. Giancola and increased his base salary to $560,000.

Restricted Stock.  The agreement provides that Mr. Giancola will receive 150,000 restricted shares of common stock of the Company subject to such restrictions and limitations as are commonly applied to such stock and as agreed by the Board. 30,000 of these shares vested on January 1, 2005 and January 1, 2006; the remaining shares will vest at the rate of 30,000 each on January 1 of 2007, 2008, and 2009 so long as Mr. Giancola is employed pursuant to the employment agreement on the last day of the calendar year preceding each such date. In January of 2005, the Board of Directors (including a majority of its independent directors) determined that no additional restrictions were needed to be placed on this grant. Mr. Giancola will have voting rights and will receive dividends with respect to the shares of restricted stock that have not vested.

Stock Options.  The agreement also provides that Mr. Giancola will be granted options to purchase up to 100,000 shares of the Company’s common stock as of January 1, 2006, based upon performance standards to be determined by the Board for the year 2005. The options will expire 10 years from the date of the grant and have an exercise price equal to the fair market value of the common stock of the Company at the time of grant. The grant may contain additional terms and restrictions not inconsistent with the employment agreement or any stock option plan of the Company then in existence and under which options pursuant to the agreement are issued.

On March 23, 2005, the Board of Directors, acting on the recommendations of the Compensation Committee, approved Mr. Giancola’s 2005 performance goals. On December 29, 2005, the Compensation Committee determined that the performance goals had been met and that Mr. Giancola was entitled to receive options for 100,000 shares. On December 29, 2005, the Compensation Committee also approved an amendment to Mr. Giancola’s employment agreement. Under the amendment, Mr. Giancola received 29,316 shares of restricted common stock on January 1, 2006 in exchange for stock options for 100,000 shares of common stock which he was entitled to receive under his employment agreement. The restricted shares will vest on July 1, 2010. However, if certain performance goals are met, the restricted stock will vest when the Compensation Committee determines that these goals have been met. The restricted shares will have voting and dividend rights.

Compensation After Termination.  If Mr. Giancola’s employment is terminated due to his death or disability, for cause, voluntarily by Mr. Giancola or through the expiration of the employment agreement, the Company and the Bank will have no further obligations to him. If Mr. Giancola’s employment is terminated by the Company without cause, he shall be entitled to receive severance pay of up to 100% of his then base salary based upon the following severance vesting schedule, with such payment being due within thirty days of his termination.

Years of Service	% of Base

1	0%
2	60%
3	70%
4	80%
5	100%

If the severance payment to Mr. Giancola would cause the Company to contravene any law, regulation or policy applicable to the Company, such severance payment shall be made to the extent permitted by law, regulation or policy, and the remainder of such severance payment shall be made from time to time at the earliest time permitted by law, regulation or policy.

Since Mr. Giancola has completed only one year of service, he would not receive any severance payments if he had been terminated without cause as of January 1, 2006.

In addition, until Mr. Giancola reaches age 65 or his earlier death before age 65, the Company shall at Mr. Giancola’s expense continue on his behalf and on behalf of his spouse and dependents medical, dental, and hospitalization benefits provided (x) to Mr. Giancola at any time during the 90-day period prior to his termination or (y) to other similarly situated executives who continue in the employ of the Company. The Company’s obligation with respect to the foregoing benefits shall be limited to the extent that Mr. Giancola obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Mr. Giancola as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Mr. Giancola than the coverages and benefits required to be provided under the agreement. Assuming Mr. Giancola retires on December 31, 2009 (the termination date set out in the agreement), the Company would pay these benefits for approximately 3.5 years until he reaches age 65, subject to the offsets described above. The estimated cost to the Company would be $49,000 (which is based upon the anticipated 2006 costs to the Company, adjusted to increase each year by 5% (the Company’s average increase in these benefit costs over the last three years)).

Club Fees.  During the period of Mr. Giancola’s employment, the Company shall pay up to $60,000 for him to join the club of his choice and will reimburse him for dues to such club not to exceed $500 per month. Mr. Giancola will use the club primarily to entertain customers of the Company and the Bank.

Discharge for Cause.  The Company may discharge Mr. Giancola for cause. For purposes of the agreement, “cause” shall be defined as the occurrence of any of the following events:

•	The determination by the Board that Mr. Giancola has committed an act or acts constituting (A) a felony or other crime involving moral turpitude, dishonesty or theft, (B) dishonesty or disloyalty with respect to the Bank or the Company, or (C) fraud;

•	The determination by the Board that (i) Mr. Giancola has failed to follow the policies adopted by the Board; (ii) Mr. Giancola has failed to meet the performance goals established in writing by the Board in January of each calendar year the agreement is in effect; or (iii) that Mr. Giancola has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

•	The determination by the Board that Mr. Giancola has committed a breach or violation of his employment agreement and fails to cure such breach or violation within thirty days after written notice to Mr. Giancola;

•	The determination by the Board that Mr. Giancola (A) has engaged in gross misconduct in the course and scope of his employment with the Company or (B) committed a willful act or any grossly negligent act, or the willful or grossly negligent omission to act, which is intended to cause, has caused or is reasonably likely to cause, material harm to the Company (including harm to its business reputation); or

•	In the event Mr. Giancola is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank or the Company.

Resignation.  Mr. Giancola shall be entitled to terminate the agreement by providing the Company written notice of resignation at least ninety days prior to the intended resignation date. Upon Mr. Giancola’s resignation, he shall be entitled to receive any base salary which has been earned through the effective date of such resignation. Mr. Giancola shall not be entitled to receive any other compensation or benefits under any Company benefit plans or the agreement. Mr. Giancola will have the right to purchase health insurance at his own expense through age 65.

Change in Control.  Upon a Change in Control, all of Mr. Giancola’s outstanding stock options and other incentive awards from the Company shall become fully exercisable, all restrictions on Mr. Giancola’s outstanding awards of restricted stock shall lapse and the Company shall pay to Mr. Giancola a cash lump sum payment equal to 299% of his base amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Change in Control Payment”); provided, however, if the Change in Control Payment to Mr. Giancola would cause the Company to contravene any law, regulation or policy applicable to the Company, such Change in Control Payment shall be made to the extent permitted by law, regulation, or policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation, or policy.

Subject to possible adjustments described above and based upon Mr. Giancola’s 2006 base salary amount ($560,000), Mr. Giancola would receive a change-in-control payment of approximately $1,674,400 if a change-in-control occurred in 2006 and the restrictions on the 119,316 shares of restricted stock held by Mr. Giancola (with a value of $3,007,956 based upon the closing price of Midwest common stock on March 15, 2006) would lapse.

“Change in Control” means:

•	a change in the ownership of the capital stock of the Bank or the Company (including by way of a tender or exchange offer), whereby a person or corporation acquires beneficial ownership of a number of shares of capital stock of the Company or the Bank which constitutes 50% or more of the combined voting power of the Company’s or the Bank’s then outstanding capital stock entitled to vote generally in the election of directors;

•	the persons who were members of the board of directors of the Company or the Bank immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the board of directors of the Company or the Bank, as applicable;

•	the consummation by the board of directors of the Company or the Bank of a merger, consolidation or reorganization plan involving the Company or the Bank in which the Company or the Bank, as applicable, is not the surviving entity, or a sale of all or substantially all of the assets of the Company or the Bank;

•	a dissolution or liquidation of the Company or the Bank; or

•	any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified above.

Non-Compete.  Under the terms of the agreement, Mr. Giancola has agreed that for a two year period following the termination of his employment, he will not recruit or hire or attempt to recruit or hire employees of the Company or the Bank. He has also agreed that for a two year period following the termination of his employment, he will not, directly or indirectly:

•	solicit the banking business of any current customers of the Company or the Bank;

•	acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

•	serve as an officer, director, employee, agent or consultant to any financial institution; or

•	establish or operate a branch or other office of a financial institution within the city limits of or having its main office or a branch within fifty miles of the main office of the Bank or any of its branches.

Transitional Employment Agreements.  The Company and certain subsidiaries of the Company have entered into separate Transitional Employment Agreements with each of the Named Executive Officers and certain other officers of the Company’s subsidiaries. The Transitional Employment Agreements are designed to minimize the impact of change in control transactions on the performance of key officers and executives. In the event of a “change in control” (generally, the acquisition of 50% or more of the voting power or the sale of more than 40% of the assets of the Company or the relevant subsidiary), the agreements require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of the affected officers for either 12 or 24 months in their respective positions and at their respective salaries (including the payment of directors’ fees, if any) with the right to participate in new or continuing bonus, incentive, benefit and other plans. In the event the employment of an officer is terminated by (1) the officer for any reason during the first year following the change in control (subject to the requirement that certain officers must wait 90 days following the change of control to exercise such right of termination), (2) by an acquiror for any reason other than death, disability or cause, or (3) due to constructive discharge (e.g., a reduction in salary or benefits, a material diminution in title, duties or responsibilities, or a significant change in hours worked or location), the acquiror is obligated to continue the affected officer’s salary (including the payment of directors’ fees, if any) for 12 or 24 months after the termination of employment and the affected officer is prohibited from competing with the Company for 6 months or 24 months, respectively.

The following is a list of the Named Executive Officers who have entered into Transitional Employment Agreements and the number of months an acquiror would be obligated to continue the affected officer’s salary and the estimated amount payable to each such officer if a change-in-control occurred in 2006 and the officer became eligible to receive a change in control payment: Daniel R. Kadolph — 24 months $367,850; Sheldon Bernstein — 24 months $472,376; Thomas A. Caravello — 24 months $429,440; and Mary M. Henthorn — 24 months $467,776. In addition, seven other executive officers have entered into Transitional Employment Agreements. Edward H. Sibbald left the employ of the Company on December 31, 2005 and is no longer subject to a Transitional Employment Agreement.

Supplemental Executive Retirement Plan

The Company has implemented a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to those executive and other corporate officers of the Company and its subsidiaries approved by the Board of Directors. The annual retirement benefit available under the SERP is calculated to range from 25% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. To qualify, each participant must continue to remain employed with the Company for at least five years following the adoption of the plan. Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

On October 24, 2005, the Compensation Committee approved amendments to the SERPs in response to recent changes in the federal tax laws. These changes reflect the technical requirements of Section 409A of the Internal Revenue Code, which was added by the American Jobs Creation Act of 2004.

All of the Named Executive Officers participate in the SERP. In addition, 16 other officers also participate in the SERP. The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final salary and percentage payout for the participating Named Executive Officers.

The annual benefits payable to the Named Executive Officers upon retirement under the SERP (assuming that their current salary is their final salary for compilation purposes and they each retire at age 65) would be:

	Retirement
	Benefit	Retirement
Officer	Amount(1)	Benefit Percentage

Sheldon Bernstein	$70,190	30%
Daniel R. Kadolph	101,670	30%
Thomas A. Caravello	68,980	30%
Mary M. Henthorn	102,690	30%

Edward H. Sibbald’s employment terminated on December 31,2005. He received a lump sum SERP distribution of $167,730.

(1)	Benefits shown are computed on the basis of a single life annuity. Other forms of benefits payments are available under the SERP and would be determined on the actuarial equivalent amount of the single life annuity payment.

Compensation Committee Report on Executive Compensation for 2005

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

General.  The Compensation Committee consists of Messrs. DiPaolo, Rizza, Small, Forrester, Livingston, Nagle and Wolin (Chairman) and Monsignor Velo. The members of the Compensation Committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the NASDAQ listing standards as currently in effect. A copy of the charter of the Compensation Committee is available at www.midwestbanc.com — Corporate Governance.

The Compensation Committee is responsible for making decisions regarding executive officers’ compensation, including bonuses and other benefits. The Compensation Committee is also responsible for administering the Company’s Stock and Incentive Plan (the “Plan”) and determines the awards granted thereunder.

Executive Compensation Overview.  We believe that the skills, abilities, and commitment of our senior executives are essential to the long-term success and competitiveness of the Company. As such, the primary goal of our executive compensation program is to attract, retain, and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers.

To achieve this goal, we use a variety of compensation elements including base salary, annual incentives, performance-accelerated stock option grant, performance-accelerated restricted stock awards, and deferred compensation plans. The allocation of each component varies by executive and is set to emphasize at-risk pay over fixed salaries. We have developed a compensation philosophy of providing market competitive salaries and incentive awards that, when combined with base salaries, reward above-market performance with above-market total compensation, below-market performance with below-market total compensation, and at-market performance with at-market total compensation.

Our decisions on executive officer compensation levels are based on our assessment of each executive’s contribution to the Company as well as median competitive market compensation levels determined by outside compensation consultants. Our review of median competitive data includes both a component-by-component analysis as well as a total compensation review for each of the Company’s executive officers. In determining competitive compensation levels, we reviewed survey data for similarly sized financial institutions, as well as data from 10 peer community banks. The median asset size of the peer group was $2.5 billion, with an observed range from $1.0 to $4.9 billion.

During 2005, we engaged an outside consultant to evaluate the effectiveness and structure of our executive compensation programs and practices. This included a market review of competitive compensation levels as well as a review of our annual incentive plan. The consultant in its report indicated that the Company’s compensation levels were competitive relative to both survey and peer group data. Furthermore, the consultant also indicated that the Company’s annual incentive plan is competitive and appropriate with respect to payout levels and pay-for-performance structure. We also engaged the consultant to design a new, performance-based, executive long-term incentive program. Our main goals for redesigning this program were to improve the relationship between long-term compensation and performance, and maximize the efficiency of stockholder resource utilization. After reviewing a variety of alternatives in conjunction with the consultant, the Committee approved a proposal to make annual grants of performance-accelerated stock options and performance-accelerated restricted stock to executive officers and certain other top management employees. Under the approved proposal, the timing of equity award vesting will be determined by performance on two measures: earnings per share and return on assets; the target measures and the amount of the awards will be set on a yearly basis, by the Committee.

The Committee has developed a compensation program which is comprised of salary, annual cash incentive bonuses, long-term incentives in the form of stock option and restricted stock awards, and other benefits typically offered to executives by corporations similar to the Company. The Committee recognizes that attracting and retaining key executives is critical to the Company’s long term success. The Committee has set certain guidelines regarding executive officers’ compensation. Each executive officer is reviewed annually, and that officer’s compensation is based on that individual’s contribution to the Company.

When reviewing compensation matters and developing compensation packages for executive officers, the Committee takes into consideration that the Company and certain of its subsidiaries have entered into Transitional Employment Agreements with each of the Named Executive Officers and certain other officers. The agreements are designed to minimize the impact of change in control transactions in the performance of key officers. For a further discussion of these agreements, see “Employment Agreements — Transitional Employment Agreements,” above.

The Committee also considers that the Company has implemented a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to certain executive officers of the Company and its subsidiaries. For a further discussion of the SERP, see “Supplemental Executive Retirement Plan,” above.

Base Salaries.  The Committee believes that base salaries are a key element in attracting and retaining the Company’s management team. The Committee, therefore, targets base salaries at the competitive median level for companies of similar size, performance, and industry. In determining individual salaries, the Committee considers — in addition to market median data — the scope of the executives responsibilities, individual contributions, experience in the position, and the Company’s financial performance. Salary ranges and individual salaries for executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions, and updated competitive information. The salaries the Company paid over the last three years to our five most highly compensated senior executives (the “Named Executive Officers”) are shown in the table on pages 12-14. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

•	financial performance of the Company with a balance between long- and short-term growth in earnings, revenue, and asset growth;

•	role in development and implementation of long term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.

The Committee believes that increases in the future of total compensation should be more heavily weighted toward the bonus and stock incentive components to promote a pay for performance compensation framework.

Cash Incentives.  Annual incentives are paid to motivate and reward exceptional performance for the year. Awards to executive officers are paid in cash and based upon the Committee’s evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. These goals are position specific and include a mix of individual, Company, and — where relevant — business unit measures. The primary goals used in 2005 included, deposit growth, loan growth, credit quality issues, and net overhead ratios. These goals are aligned with the Company’s overall strategic plan for the year. The bonuses for each of the executive officers are recommended by management, and reviewed, revised as necessary, and approved by the Committee and then the Board of Directors. In reviewing annual incentive awards, the Committee takes into account both competitive median annual incentive values as well as the impact of annual incentive awards on total compensation. Depending on performance, awards may range from zero to 40% of target. The annual incentives the Company awarded over the last three years to its named executive officers are shown in the table on page 12.

Stock-based Incentives.  To promote a direct connection between the executive officer interests and the stockholders of the Company, the Company has awarded and intends to continue to award stock-based incentives under the Plan which are longer term in nature than the base salary and annual cash bonus components of overall compensation.

In March of 2005, the Compensation Committee recommended to the Board (and the Board approved) an amendment and restatement to the Plan which, among other things, increased the number of shares that may be awarded under the Plan and authorized the issuance of restricted stock awards. The amended and restated Plan was approved by stockholders at the 2005 annual meeting. The stockholders are being asked at the 2006 Annual Meeting to approve an amendment to the Plan to increase the number of shares that may be awarded under the Plan and increase the number of shares of restricted stock which may be issued under the Plan.

In deciding to amend the Plan, the Committee engaged an outside consultant to assist it in determining the additional number of shares that Company should request to reserve for future issuance and the number of shares that may be used for restricted stock awards. In addition, based upon the consultant’s advice, the Committee developed the guidelines set forth below. In awarding equity based compensation, the Committee follows these guidelines:

•	To promote closer alignment between long-term compensation and performance, equity awards will be performance based.

•	To reduce the dilutive impact of stock option grants, awards would consist of a mix of performance-based stock options and performance-based restricted stock awards.

•	The amount of shares available for awards to employees would equal a target maximum percentage consistent with comparable group medians (in most situations) and would not exceed 12-13%.

•	Awards in any given year (absent unusual circumstances) would not exceed 1.5% of the issued and outstanding shares of Company common stock.

•	Outstanding awards for restricted stock (absent unusual circumstances) would not exceed 5% of the issued and outstanding shares of common stock.

As part of its philosophy, the Committee is opposed to equity plans that contain evergreen features (automatic yearly increased of shares covered by the plan) or permit repricing of previously granted awards.

Prior to 2005, the Compensation Committee made long-term incentive awards in the form of time-vested stock options. In 2005 with the assistance of our consultant, the Committee designed a performance-based, executive long-term incentive program. With the newly implemented long-term incentive proposal, the Committee decided to award a mix of performance vested options and performance vested restricted stock. The intention is to incentivize employees to create stockholder value through both the prospect of higher stock values anticipated from achieving performance goals and the vesting structure which encourages employees to achieve the performance goals as soon as possible. This change is also intended to both ensure a closer alignment between long-term compensation and performance, and reduce the dilutive impact to stockholders of equity grants.

Under the newly implemented proposal, all executive officers — with the exception of the Chief Executive Officer, whose equity grants are governed by his employment contract — are awarded a target value of equity, 50% of which is delivered in the form of options and 50% of which is delivered in the form of restricted stock. These grants cliff-vest in five years; however, vesting can be accelerated to three years if the Company achieves specific performance conditions. The performance conditions associated with each grant and the amount of each grant will be reviewed and selected by the Committee prior to the grant date. For the 2005 grants awarded by the Committee, vesting will be accelerated if the Company achieves both a target 3-year compound earnings per share growth and a target return on assets for the last 12 months of the award cycle. If the performance targets on either measure are not met, no acceleration occurs. The amount of equity awards made to the named executives as well as the expected value of those awards are shown in the table and discussion on pages 13 and 14.

Stock options for 30,500 shares were granted to executive officers at exercise prices equal to fair market value on the date of grant ($19.43) and vest on the fifth anniversary date of their issuance or earlier if certain performance goals are met as determined by the Compensation Committee; the options have a term of ten years. Restricted stock awards for 48,700 shares (with a value of $19.43 on the date of the grant) were granted to executive officers. These awards vest on the fifth anniversary date of their issuance or earlier if certain performance goals are met as determined by the Compensation Committee.

Each year the Compensation Committee makes equity-based long-term incentive awards. These awards are intended to reward executives for creating long-term shareholder value and to promote executive ownership of Company stock. Long-term incentive grants for each of the executive officers except the CEO are recommended by management, and reviewed, revised as necessary, and approved by the Committee. In reviewing long-term incentive grants, the Committee takes into account both competitive median long-term incentive values as well as the impact of long-term incentive grants on total compensation.

During the fourth quarter of 2005, the Compensation Committee approved the acceleration of vesting of certain unvested out-of-the-money stock options previously awarded to current employees, including executive officers, effective as of December 19, 2005. A stock option is considered out-of-the-money if the option exercise price is greater than the price per share of common stock traded on the NASDAQ National Market. Such actions were taken in accordance with the provisions of the Plan. Options relating to 93,875 shares, which were issued in July of 2004, vested as a result of the acceleration on December 19, 2005. The primary purpose of accelerating the vesting of these options was to eliminate future compensation expense the Company otherwise would recognize in its consolidated income statement under the requirements of SFAS No. 123(R).

Options representing 29,000 shares held by senior officers of the Company were fully vested as a result of this acceleration. The following Named Executive Officers have stock options that were fully vested as a result of this acceleration:

Sheldon Bernstein	5,000
Mary M. Henthorn	5,000
Daniel R. Kadolph	3,500
Thomas A. Caravello	3,000
Edward H. Sibbald	3,000

Total	19,500

Chief Executive Officer.  On September 28, 2004, James J. Giancola was appointed President and Chief Executive Officer of the Company and the Bank and entered into an employment agreement with the Company and the Bank. At that time, the Company had experienced reversals in its business and was operating under a written agreement with its regulators. Mr. Giancola’s total compensation in 2005 reflects the level and mix of compensation the Company’s Board of Directors believed necessary to attract, retain, and motivate such a highly qualified executive to conceive and implement a turnaround strategy for the Company as well as his achievements in implementing the turnaround in 2005.

Mr. Giancola brought over 30 years of industry experience to this position. Most recently, he was President of Fifth Third Bank, Indiana. Prior to that, he was President and CEO of CNB Bancshares, a seven billion dollar bank holding company in Evansville, Indiana, with operations in five Midwest states. CNB was acquired by Fifth Third Bank in 1999. Prior to his tenure at CNB, Mr. Giancola was President of Gainer Bank, located in Northwest Indiana. At the time Mr. Giancola began discussions with the Company, he was semi-retired and had moved to Arizona.

Because of his qualifications and the Board’s belief that Mr. Giancola could best lead the Company and to ensure his commitment to the Company, the Board (including the independent directors) decided to offer Mr. Giancola a long-term (5 year) employment agreement. In order to induce Mr. Giancola to accept the agreement, to relocate from Arizona to Chicago and to ensure that he stayed with the Company, the Board felt it was necessary to offer Mr. Giancola 150,000 shares of restricted stock that would vest over five years and yearly compensation in the form of a base salary ($535,000) and incentive-based bonus (up to 70% of his base salary). In addition, the Board also provided that he would receive options for up to 100,000 shares of common stock if certain performance goals were met in 2005. These performance-based options were offered to benefit stockholders and the Company by encouraging Mr. Giancola to develop and implement a turnaround strategy as soon as possible. When considering the compensation package to be offered to Mr. Giancola, the Board also considered Mr. Giancola’s stated intention to purchase personally $1 million or more of shares of Company common stock.

Under the terms of this agreement (which was approved by the Board and the independent directors), Mr. Giancola receives a base salary of $535,000 per calendar year which base salary will be reviewed annually. Any salary adjustment (whether increased or decreased) shall be based on: (i) Mr. Giancola’s performance since his last review; (ii) the performance and profitability of the Company; and (iii) the Company’s salary policy effective at the time of any such salary review and adjustment. If employed on the last day of the calendar year for which any bonus is determined by the Board of Directors, Mr. Giancola will also be eligible to receive performance-based annual cash incentive compensation (no greater than 70% of his base salary) and/or stock awards as determined by the Board.

The agreement provides that Mr. Giancola will be granted options to purchase up to 100,000 shares of the Company’s common stock as of January 1, 2006, based upon performance standards determined by the Board for the year 2005. The options will expire 10 years from the date of the grant and have an exercise price equal to the fair market value of the common stock of the Company at the time of grant. The grant may contain additional terms and restrictions not inconsistent with the employment agreement or any stock option plan of the Company then in existence and under which options pursuant to the agreement are issued.

On March 23, 2005, the Board of Directors, acting on the recommendations of the Compensation Committee, approved Mr. Giancola’s 2005 performance goals. The number of options to be issued and the bonus to be awarded to Mr. Giancola depended upon the extent to which the performance goals were met. These performance goals were based primarily on the improvement in stockholder value, as well as the achievement of target goals relating to financial and operational targets, including, among others, credit quality, budgeted financial performance, risk management, improvement of the investment portfolio, and improvement of credit processes and operations control, and the achievement of longer-term, strategic goals of the Company, including improved relations with regulatory agencies.

On December 29, 2005, the Compensation Committee determined that Mr. Giancola met these performance goals and (pursuant to authority granted by the Board of Directors) awarded a bonus of $374,500 to Mr. Giancola and increased his base salary to $560,000. The Compensation Committee also determined that since the performance goals had been met, Mr. Giancola was entitled to receive options for 100,000 shares.

On December 29, 2005, the Compensation Committee also approved an amendment to Mr. Giancola’s employment agreement. Under the amendment, Mr. Giancola received 29,316 shares of restricted common stock on January 1, 2006 in exchange for stock options for 100,000 shares of common stock which he was entitled to receive under his employment agreement. The reason for the exchange of options for performance vested restricted shares was to align Mr. Giancola’s interests with those of other executive officers of the Company who had received awards consisting of a mix of performance-based restricted stock and options in 2005. The exchange also reflects the Company’s increasing use of restricted stock rather than stock options. Prior to approving the exchange, the Compensation Committee requested and received a report from its outside compensation consultant as to the merits and fairness of the exchange to the Company. The restricted shares will vest on the fifth anniversary date of their issuance. However, if certain performance goals are met, the restricted stock will vest when the Compensation Committee determines that these goals have been met. The restricted shares will have voting and dividend rights.

The agreement also provides that Mr. Giancola will receive 150,000 restricted shares of common stock of the Company subject to such restrictions and limitations as are commonly applied to such stock and is agreed by the Board. 30,000 of these shares vested on January 1, 2005 and on January 1, 2006; the remaining shares will vest at the rate of 30,000 each on January 1 of 2007, 2008, and 2009 so long as Mr. Giancola is employed pursuant to the employment agreement on the last day of the calendar year preceding each such date. In January of 2005, the Board of Directors (including a majority of its independent directors) determined that no additional restrictions were needed to be placed on this grant. Mr. Giancola will have voting rights and will receive dividends with respect to the shares of restricted stock that have not vested.

Additional details concerning Mr. Giancola’s employment agreement may be found above in the “Employment Agreements” section.

The Internal Revenue Code of 1986, as amended (the “Code”) limits the deductions a publicly held company may take for compensation paid to its most highly paid executive officers. Typically, salaries and bonuses in excess of $1 million (excluding performance-based compensation) which are paid in one tax year cannot be deducted by the Company.

Section 162(m).  The provisions of Section 162(m) of the Code limit the tax deductibility of compensation paid to the Named Executive Officers for compensation in excess of $1 million. However, certain “performance based” compensation is excluded from the Section 162(m) limit if paid pursuant to plans approved by stockholders. Due to the value of the Company’s stock price, the chief executive officer received compensation in excess of $1 million for 2005, and the excess of his 2005 compensation is not deductible for tax purposes by the Company. Depending on the stock price of the Company at the time of vesting of the restricted stock awards, it is likely that a portion of the chief executive’s compensation in 2006 will exceed the Section 162(m) limit and will not be deductible for tax purposes by the Company.

The Committee will continue to evaluate the impact of the 162(m) provisions and to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact. The Committee may determine that it is appropriate to continue to compensate an executive above the 162(m) limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

Conclusion:  The Committee believes the executive officers’ individual compensation packages are designed in a manner which is consistent with the Company’s overall compensation philosophy.

This report is submitted by the Compensation Committee.

Leon Wolin (Chairman)
Angelo DiPaolo
Joseph R. Rizza
Robert D. Small
Barry I. Forrester
Homer J. Livingston, Jr.
Daniel Nagle
Kenneth J. Velo

Compensation Committee Interlocks and Insider Participation

James J. Giancola, President and Chief Executive Officer of the Company, serves on the Board of Directors of the Company. Mr. Giancola is also the president and chief executive officer of the Bank. Each of the Directors of the Company is also a director of the Bank.

Performance Graph

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Midwest Banc Holdings, Inc.	$100.00	$145.17	$198.63	$238.40	$239.47	$249.18
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
Nasdaq Bank Stocks	100.00	112.55	120.36	160.14	182.02	178.50

Transactions with Certain Related Persons

Some of the Company’s executive officers and directors are, and have been during the preceding year, clients of the Company’s subsidiary banks, and some of the Company’s executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the Company’s subsidiary banks. As such clients, they have had transactions in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. At December 31, 2005, the Company’s directors, executive officers, and their business interests had loans outstanding, whose individual aggregate indebtedness to the Company’s subsidiary banks exceeded $60,000, totaling approximately $46.6 million in the aggregate, which represented 21.6% of total stockholders’ equity as of that date. Such loans were made by the Company in the ordinary course of business, were not made with favorable terms, and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2005, the Company incurred board minute preparation fees for services provided by the Secretary to the Board, Daniel Nagle, in the amount of approximately $3,750. During 2005, the Company paid $4,000 for subscription to an economic service provided by Dr. Robert J. Genetski.

The Company made payments totaling $317,070 in 2005 to DiPaolo Company, a company controlled by Angelo DiPaolo, a director of the Company, for construction services (representing less than 2.1% of the consolidated revenues of the DiPaolo Company). On December 29, 2005, the Bank entered into a lease for a branch office in Franklin Park, Illinois with Crossings Commercial, LLC, an entity controlled by Angelo DiPaolo. The lease is for fifteen years and provides for annual rental payments of $41,106 (on a triple net basis). However, if another tenant enters into a lease at this facility for a square foot rental less than what the Bank is paying, the annual rental for the Bank will be reduced to this amount.

The Company also made payments totaling $42,198 for the purchase of bank-owned vehicles from (and services on bank owned vehicles performed by) Joe Rizza Acura and Joe Rizza Ford, all companies controlled by Joseph Rizza, a director of the Company (which represented less than 1% of the consolidated gross revenues of these entities). The Company also made payments totaling $194,057 to a security systems company owned by the son-in-law of LeRoy Rosasco, a director who retired from the Board in May of 2005, who owns 6.80% of the Company’s common stock.

APPROVAL OF PROPOSED AMENDMENT
TO THE STOCK AND INCENTIVE PLAN

The Stock and Incentive Plan was adopted by the Company with the approval of the stockholders in 1996 and amended and restated with the approval of the stockholders in 2005 (the “Plan”).

The foregoing is a summary description of the material terms of the Plan, as amended; it is a summary and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan can be obtained upon written request from Daniel R. Kadolph, Senior Vice President and Chief Financial Officer, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160.

The Board of Directors of the Company has voted to amend the Plan, subject to stockholder approval, to increase the number of shares of Common Stock available for awards under the Plan from 2,500,000 to 3,900,000 and to provide that all shares available for issuance under the Plan may be issued as restricted shares.

Currently, there are only 943,363 shares of common stock available for issuance under the Plan. The Board believes that having a sufficient number of shares available for awards (as well as a sufficient number of restricted shares available for awards) is essential to the Company’s success and the enhancement of its value by providing a means for attracting, motivating and retaining employees, officers, and directors and linking the personal interests of those persons with the interests of stockholders. The Board of Directors accordingly has approved an increase in the total number of shares that may be utilized for awards under the Plan from 2,500,000 to 3,900,000 and to provide that all shares available for issuance under the Plan may be issued as restricted shares.

The Board believes this increase of 1,400,000 shares and the change in the number of restricted shares is appropriate in view of a number of factors. These include the much larger number of individuals employed by the Company and the Company’s need to attract and retain qualified personnel and the Company’s increasing use of restricted stock awards rather than stock option awards. Without these increases, the Board believes the Company would be severely impaired in its efforts to continue to grow and to attract, motivate and retain the most qualified management and other personnel.

General

Employees of the Company and its subsidiaries and non-employee directors are eligible to participate in the Plan. As of April 3, 2006, all full-time salaried employees of the Company and its subsidiaries and eleven non-employee directors were eligible to participate in the Plan. The Plan provides for the following types of awards:

•	options to purchase common stock, which may be “incentive stock options” qualified under Section 422 of the Code or options which are not qualified under Section 422 (referred to as “nonqualified stock options”);

•	stock appreciation rights; and

•	restricted stock and restricted stock units.

Each award granted under the Plan is designated in an award agreement.

Administration of the Plan

The Plan is administered by the Board of Directors acting as a committee or through the Compensation Committee or a committee selected by the Board (the “Committee”). The Committee generally has the power to:

•	select employees and non-employee directors who shall participate in the Plan;

•	determine the number, sizes and types of awards, the date the awards may be exercised and the date on which the risk of forfeiture shall lapse, the acceleration of any such dates and the expiration date of an award;

•	determine the terms and conditions of awards in a manner consistent with the Plan;

•	determine whether, to what extent and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, shares of common stock, other means or a combination thereof;

•	construe and interpret the Plan and any agreement or instrument entered into under the Plan and establish, amend, or waive rules and regulations for the Plan’s administration; and

•	amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

Shares Available

As of April 3, 2006, of the 2,500,000 shares reserved for awards under the Plan, 1,463,621 shares had been utilized for option grants (855,972 of which have been issued upon the exercise of such options) and 93,016 shares have been issued for restricted stock awards (5,000 of which have fully vested) leaving only 943,363 shares available for future awards under the Plan.

Assuming the amendment to the Plan is approved by stockholders, the total number of shares of our common stock that may be utilized for awards under the Plan will be 3,900,000; as a consequence, 2,343,363 shares will be available for future awards. As described below under “Changes in Capitalization,” this total number of shares is subject to adjustment in certain circumstances to prevent dilution. These shares may be either authorized but unissued shares, or previously issued shares that have been reacquired by the Company.

During any fiscal year, no participant may be granted awards under the Plan with respect to more than 150,000 shares, subject to adjustment as described below under “Changes in Capitalization.” By the terms of the Plan, as amended, all of shares available for awards may be in the form of restricted stock or restricted stock units.

If, an option expires, terminates, lapses or is cancelled for any reason without having been exercised in full (including, without limitation, cancellation and re-grant), or in the event that an option is exercised or settled in a manner such that some or all of the shares of common stock related to the option are not issued to the participant, the shares of common stock subject thereto which have not become outstanding shall remain available for issuance under the Plan.

If any awards under the Plan are forfeited for any reason, or settled in cash in lieu of shares of common stock or in a manner such that some or all of the shares of common stock related to the award are not issued to the participant, such shares of common stock shall remain available for issuance under the Plan, except with respect to the exercise of stock appreciation rights issued in conjunction with options.

The Plan authorizes the Committee to grant options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110% in the case of options granted to any participant who owns stock representing more than 10% of the combined voting power of all classes of stock of the Company or any or its subsidiaries).

Duration and modification

The Plan will remain in effect until terminated in accordance with the Plan; however, no award may be granted under the plan on or after March 23, 2015. The Board of Directors generally may, at any time, terminate or amend the Plan without approval of participants or the Company’s stockholders. Stockholder approval will be obtained if it is required by law, rule or regulation or if required by the rules of the NASDAQ National Market System or any other exchange on which the Company’s common stock is then listed or quoted for trading. Additionally, the Board, in its discretion, may voluntarily seek stockholder approval if it so desires. The Plan may not be terminated or amended in a manner that will adversely affect any outstanding award or the rights of any participant without the written consent of the participant to whom the award was granted.

Stock Options

General.  Stock options may be granted at any time and from time to time by the Committee; provided, however, that non-employee directors will not be eligible to receive incentive stock options. Each option grant will be evidenced by an option agreement that specifies the exercise price, the duration of the option, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Committee determines. If the Committee does not set a vesting schedule for an option award, the Plan provides that the option will vest at the rate of 25% per year. In addition, the option agreement will specify whether the option is intended to be an incentive stock option or a nonqualified stock option. The term of awards granted under the Plan may not be for more than ten years. The Plan authorizes the Committee to grant options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted.

Stock Option Exercises.  A participant may pay the exercise price of his or her option: (a) in cash or its equivalent; (b) by tendering previously acquired shares of common stock having an aggregate fair market value at the time of exercise equal to the total exercise price; (c) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the shares and to be consistent with the purposes of the Plan; or (d) by a combination of (a), (b) and (c), as the Committee, in its sole discretion, may permit.

Exercising Options After Termination of Service.  Upon the death, disability or retirement of a participant, each option (including all unvested portions) held by the participant shall become exercisable in full (without regard to any installment or other vesting provisions thereof) and shall be exercisable thereafter until the first to occur of the date for termination of the option set out in the award agreement, the tenth anniversary of the date of the grant or the expiration of one year from the participant’s death, disability or retirement.

Upon early retirement (i.e., on or after age 55 after completing five years of service) but before attainment of age 65, each option held by a participant who retires and agrees to remain retired from the industry (a “sunset arrangement”) shall become exercisable in full (without regard to any installment or other vesting provisions thereof) and shall be exercisable by the participant until the earlier of the date for termination of the option set out in the award agreement, the tenth anniversary of the date of the grant or three months from the date of the participant’s early retirement.

In the event of the death of the participant after his or her termination of service, but prior to the expiration of his or her options, then his or her options shall be exercisable in full by his or her beneficiaries until the earlier of the date such options would have expired had the participant survived until such date or the expiration of one year from the date of the participant’s termination of service.

If the service of the participant shall terminate for any reason other then death, disability, retirement, early retirement at age 55, or for cause, the rights under any then outstanding option granted pursuant to the Plan shall terminate upon the expiration date of the option or three months after such date of termination of service, whichever first occurs; provided, however, that in the event such termination of service occurs after a “change in control” of the Company, the rights under any then outstanding option granted pursuant to the Plan shall terminate upon the expiration date of the option or one year after such date of termination of employment, whichever first occurs.

If a participant’s service is terminated for cause, all of his or her outstanding options under the Plan (regardless of vesting status) will immediately be forfeited.

Transferability of Awards.  An incentive stock option may only be transferred upon the death of the participant, by will or the laws of descent and distribution. If the award agreement permits, a transfer of a non-qualified option may be made by gift to any member of the participant’s immediate family, to a trust for the benefit of one or more immediate family members or to a partnership where only immediate family members are partners. For purposes of the Plan, the term “immediate family” means a participant’s spouse, children, and grandchildren.

Stock Appreciation Rights

The exercise of a stock appreciation right entitles its holder to receive shares of Company common stock in an amount equal to (1) the difference between the fair market value of a share of Company common stock on the date of exercise over the grant price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised. In the case of a stock appreciation right, the grant price shall be not less than 100% of the fair market value of the common stock on the date of grant.

Stock appreciation rights may be granted at any time and from time to time as determined by the Committee. The Committee has complete discretion in establishing the terms of stock appreciation rights, including the number of shares subject to a particular award, conditions to exercising, grant price (which must be at least equal to the fair market value of a share of Company common stock on the date of grant) and duration of the award (which may not exceed ten years). A stock appreciation right may be related to a stock option or be granted independently of any option. In the case of a stock appreciation right that is related to a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award.

The Plan provisions on exercising stock appreciation rights after termination of service are essentially the same as those applicable to stock options.

Restricted Stock and Restricted Stock Units

General.  Shares of restricted stock and restricted stock units may be granted to employees and non-employee directors at any time and from time to time as determined by the Committee. Each restricted stock or restricted stock unit award must be evidenced by an award agreement which specifies the period of restriction (that is, the period (if any) within which the transfer of the shares is limited in some way), the number of shares or units granted and the other provisions determined by the Committee, including whether the award is subject to vesting upon the achievement of performance goals. The Committee may also require (but is not obligated to) that the participant make cash payments at the time such restrictions lapse.

While shares of restricted stock are subject to any restrictions, a participant in whose name shares of restricted stock are issued under the Plan may exercise full voting rights and is entitled to receive all dividends and distributions paid with respect to those shares. If any dividends or distributions are paid in shares of the Company common stock, those shares will be subject to the same restrictions as the shares of restricted stock with respect to which they were paid. Participants receiving restricted stock units will not have voting rights or the right to receive dividends, but the Committee may award dividend equivalents.

Termination of Service.  In the event a participant’s service terminates due to his or her retirement, death or disability, all restrictions applicable to the restricted stock or the restricted stock units shall automatically terminate and, except as otherwise provided by the Committee, the shares of restricted stock shall be free of restrictions and freely transferable and, in the case of restricted stock units, the participant shall receive cash or common stock or a combination thereof.

In the event that a participant terminates his or her service with the Company for any reason other than retirement, death or disability, then any shares of restricted stock and any restricted stock units still subject to restrictions at the date of such termination shall be forfeited and returned to the Company; provided, however, that the Committee in its sole discretion may waive the restrictions on any or all such shares or units.

Under the Plan, the vesting of restricted stock and restricted stock unit may be subject to the achievement of “performance goals.” One or more of the following business criteria for the Company may be used by the Committee in establishing performance goals: (1) revenue measures; (2) operating income, earnings form operations, earnings before or after taxes, or extraordinary or special items, (3) net income per common share (basic or diluted) or earnings per share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) efficiency ratio; (7) economic profit or value created; (8) net interest margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, costs targets, customer satisfaction, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Plan permits the Committee to issue restricted stock and restricted stock units as a bonus, to issue them without any restrictions, or to issue the restricted stock or restricted stock units for less than the fair market value of the Company’s common stock on the grant date.

Transferability.  Until the end of a period of restriction and the termination of any other restrictions, restricted stock or restricted stock units may not be transferred by a participant.

Restricted Stock Awards to Non-Employee Directors

The Plan provides that each person elected or appointed to serve as a non-employee director for the first time following the 2004 annual meeting of stockholders shall receive a restricted stock award of 3,000 shares of Company common stock to vest as follows:

•	1,000 shares upon such person’s election or appointment to the Board of Directors for the first time; and

•	1,000 shares at each of the two annual meetings of stockholders held thereafter provided such person is still serving as a director of the Company at the time of such annual meetings.

Non-employee directors who receive restricted stock pursuant to this program will have voting rights with respect to these shares and will receive dividends on such shares.

Changes in Capitalization

In the event of any change in corporate capitalization, such as a stock split, stock dividend, recapitalization, or a corporate transaction, such as a merger, consolidation, combination, separation, spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, an adjustment shall be made in the number and class of shares available for awards, the number and class of and/or price of shares subject to outstanding awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Change in Control

The Plan provides that unless otherwise provided in the participant’s award agreement, in the event of a “change in control” of the Company (as defined below), the unvested portion of each then outstanding award under the Plan will vest in full and shall be fully exercisable. All options and stock appreciation rights shall become exercisable in full and all restrictions applicable to restricted stock and restricted stock units shall terminate. The term “change in control” is defined in the Plan as the occurrence of any one or more of the following events:

•	The Company is merged or consolidated or reorganized into or with another corporation or the Company sells all or substantially all of its business and/or assets and less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation are owned in the aggregate by the persons who were stockholders of the Company immediately prior to such merger, consolidation or reorganization;

•	Any person or group has become the beneficial owner of more than 50% of the issued and outstanding shares of voting securities of Company, other than (i) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any subsidiary or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company;

•	Individuals who are members of the Incumbent Board cease to constitute a majority of the board of directors of the Company. For this purpose, “Incumbent Board” means (i) the members of the board of directors of the Company on March 22, 2005 and (ii) any individual who becomes a member of the board of directors of the Company after March 23, 2005, if such individual’s election or nomination for election as a Director was approved by the affirmative vote of the then Incumbent Board; or

•	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Certain Federal Income Tax Consequences

The following summary of the federal income tax consequences of the Plan transactions is based upon federal income tax laws in effect on January 1, 2006. This summary does not purport to be complete, and, among other considerations, does not describe state, local, or international tax consequences. In addition, the following does not address the proposed Treasury regulations issued under Section 409A of the Code in connection with deferred compensation arrangements. Inasmuch as the regulations are only proposed, it is unclear how the final regulations and future guidance will change the tax consequences described below.

Nonqualified Stock Options.  The grant of a nonqualified stock option under the Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long- or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options.  The grant of an incentive stock option under the Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules), and the Company receives no deduction at the time of exercise.

In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the ISO shares within the period that is the later of (i) two years after the incentive stock option was granted, or (ii) one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income is equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price paid, or (ii) the excess fo the amount realized from the disposition of the stock over the option price paid. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable.

Restricted Stock and Restricted Stock Units.  The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount, if anything, paid for such stock and the fair market value of the shares on the date that the restrictions lapse or when there is no substantial risk of forfeiture (whichever occurs first). The participant may, however, elect to close the compensatory element of the transaction and accelerate the time at which compensation is realized to the date of purchase or award by filing a Section 83(b) election. The grant of restricted stock units will subject the recipient to ordinary compensation at the time the awards are settled in stock, cash or both. Stock settlements are taxed at the stock’s fair market value on the settlement date unless the shares are nontransferable and subject to a substantial risk of forfeiture on that date, in which event the taxable event may be deferred until the shares are transferable or no longer subject to a substantial risk of forfeiture (whichever occurs first).

The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock will receive dividends on such shares during the restriction period. Such dividends will be treated as ordinary compensation income until such time as the restrictions lapse. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

Stock Appreciation Rights.  Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the difference in the value of a share of employer stock on the date the SAR is granted and the value of the share of employer stock on the date the SAR is exercised multiplied by the number of shares of employer stock issued under the right. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

If vesting or exercisability of an award is accelerated under the Plan in connection with a change in control (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, if the compensation attributable to awards is not “performance-based” within the meaning of Code Section 162(m), the Company may not be permitted to deduct the aggregate non performance-based compensation in excess of $1 million in some circumstances.

Awards Granted Under the Plan

As of March 17, 2006, there were options outstanding for an aggregate of 607,649 shares of the Company’s common stock under the Plan at a weighted average exercise price of $14.13 per share. In addition, as of March 17, 2006, there were 178,016 restricted stock awards outstanding, 88,016 of which were issued under the Plan. On March 17, 2006, the closing price per share of the Company’s common stock on The NASDAQ Stock Market was $25.46.

The following table sets forth certain information as of March 17, 2006 with respect to outstanding options and restricted stock awards granted under the Plan. All of these options are stock options. Information relating to grants made under the Plan in 2005 is set out in “Executive Compensation” above. On January 1, 2006, a restricted stock award for 29,316 shares was granted to Mr. Giancola (see “Employment Agreements” above for a discussion of this grant). The Company anticipates making awards under the Plan to executive officers in 2006 consistent with what was awarded in 2005. Except as noted above, no awards have been granted to date in 2006.

			No. Shares
	No. Shares		Underlying
	Underlying		Restricted
Name and Principal Position	Options (#)		Stock (#)

James J. Giancola	—		179,316	(1)
President and Chief Executive Officer
Daniel R. Kadolph	54,451		2,000
Senior Vice President and Chief Financial Officer
Sheldon Bernstein	65,628		4,000
Executive Vice President of Midwest Bank and Trust Company
Thomas A. Caravello	9,250		4,000
Executive Vice President of Midwest Bank and Trust Company
Mary M. Henthorn	67,397		4,000
Executive Vice President of Midwest Bank and Trust Company
Edward H. Sibbald(2)	1,875	(2)	—
Executive Vice President of Midwest Bank and Trust Company
All current executive officers as a group (11 persons)	316,100		197,816
All current non-employee directors as a group (11 persons)	—		15,000
All eligible employees who are not executive officers or non-employee directors as a group (72 persons)	291,549		30,200

(1)	On September 28, 2004, Mr. Giancola entered into an employment agreement with the Company and the Bank. The agreement provides that Mr. Giancola will receive 150,000 restricted shares of common stock of the Company. 30,000 of these shares vested on January 1, 2005 and January 1, 2006; the remaining shares will vest at the rate of 30,000 shares each on January 1 of 2007, 2008, and 2009 so long as Mr. Giancola is employed pursuant to the employment agreement on the last day of the calendar year preceding each such date. Mr. Giancola will have voting rights and will receive dividends with respect to the shares of restricted stock that have not vested.

(2)	Mr. Sibbald’s employment terminated on December 31, 2005.

The Plan as restated provides that each person elected or appointed to serve as a non-employee director for the first time following the 2004 annual meeting of stockholders shall receive a restricted stock award of 3,000 shares of common stock. Messrs. Hartley, Livingston and Mr. Forrester each received a restricted stock award for 3,000 shares of common stock in 2005; 1,000 shares vested following the 2005 annual meeting, and 1,000 shares will vest following the 2006 and 2007 annual meetings, provided the proposed recipient is still serving as a director following each such meeting. Dr. Robert Genetski and Monsignor Velo each received 3,000 restricted shares of Company common stock on June 28, 2005; 1,000 shares vested on July 6, 2005; and 1,000 shares will vest following the 2006 and 2007 annual meetings, provided the director is still serving as a director of the Company as of the date of each such meeting. During the period of restriction, they will have voting rights and will receive dividends with respect to these shares of restricted stock which have not vested.

Approval of Proposed Amendment to the Plan

Approval of the proposed amendment to the Plan requires the affirmative vote of a majority of the votes cast on the proposal. Stockholder approval of the amendment is required by the NASDAQ Marketplace Rules.

Unless the authority to vote for the amendment is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the amended and restated 1996 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE PLAN.

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

A proposal for consideration at the Annual Meeting is an amendment to the amended and restated certificate of incorporation of the Company (the “Certificate”) increasing the Company’s authorized common stock by 32,000,000 shares from 32,000,000 shares to 64,000,000 shares. The par value of the common stock will remain $0.01 per share. At a meeting of the Board held on February  28, 2006, the Board unanimously approved the amendment, determined that the amendment was advisable and agreed to recommend the amendment to the Company’s stockholders for approval.

As approved by the Board, subject to stockholder approval at the Annual Meeting, the first paragraph of Section 4 of the Certificate, as amended, would read as follows:

“The total number of shares of stock which the corporation shall have authority to issue is sixty-five million (65,000,000), divided into two classes as follows: one million (1,000,000) of which shall be preferred stock, $0.01 par value (“Preferred Stock”), and sixty-four million (64,000,000) of which shall be common stock, $0.01 par value (“Common Stock”).”

Purpose of the Amendment

The Company currently has the authority to issue 32,000,000 shares of common stock, with a par value of $0.01 per share. As of March 17, 2006, there were 22,102,807 shares of the Company’s common stock issued and outstanding. Combined with 785,665 shares of common stock reserved for issuance upon exercise of options granted by the Company and the lapse of restrictions on restricted stock, the number of authorized shares of common stock of the Company available for issuance is 9,290,264.

The Board considers the proposed amendment to increase the number of authorized shares of common stock desirable because it would give the Board flexibility to issue common stock in connection with stock dividends, splits, acquisitions, financings, employee benefits and for other general corporate purposes. Without an increase in the number of authorized shares of common stock, the number of available shares for issuance may be insufficient to consummate one or more of the above transactions. Approving an increase in the number of authorized shares at this time also would avoid the additional expense and delay incidental to obtaining stockholder approval of an amendment to the Certificate increasing the number of authorized shares at the time of a transaction of the type described above, unless stockholder approval is otherwise required for a particular issuance by applicable law. The proposed amendment to the Certificate would increase the authorized, unissued and unreserved common stock available for issuance from 32,000,000 to 64,000,000 shares.

Authorized, unissued and unreserved common stock may be issued from time to time for any proper purpose without further action of the stockholders, except as required by the Certificate, applicable law or the listing requirements of the NASDAQ National Market, on which the common stock is listed.

Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Stockholders will not have preemptive rights to purchase any subsequently issued shares of common stock.

The ability of the Board of Directors to issue additional shares of common stock of the Company without stockholder approval may be deemed to have an anti-takeover effect, since unissued and unreserved shares of common stock could be issued by the Board of Directors in circumstances that may have the effect of deterring takeover bids. The Board of Directors does not intend to issue any additional shares of the Company’s common stock except on terms which it deems to be in the best interests of the Company and its stockholders.

Delaware law requires that an amendment to the Certificate be approved by the holders of a majority of the issued and outstanding shares of common stock of the Company.

Unless the authority to vote for the amendment is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the amendment to the amended and restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 32,000,000 shares to 64,000,000 shares propose by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CERTIFICATE.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of five non-employee, independent directors. The current members of the Audit Committee are Messrs. Hartley (Chairman), Forrester, Genetski, Small and Wolin, each of whom has been determined to be independent under applicable SEC and NASDAQ rules. During the year ended December 31, 2005, the Audit Committee held 12 meetings. The Committee met with the independent accountant and the internal auditor, with and without management present; in addition, the Committee met alone in executive session.

Mr. Forrester was appointed to the Audit Committee on June 28, 2005 and Dr. Genetski was appointed to the Audit Committee on July 20, 2005. Mr. Rizza served on the Audit Committee until May 15, 2005. The Board of Directors has determined that Mr. Hartley qualifies as an “audit committee financial expert” within the meaning of SEC and NASDAQ rules. All members of the Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee has adopted a pre-approval policy for permitted audit, audit-related, tax and other services to be provided to the Company by its independent accountant. The Committee has also adopted procedures for the anonymous confidential submission of complaints, and concerns of employees, regarding accounting, internal controls, or auditing matters.

The Audit Committee has adopted a written charter that outlines the responsibilities and processes of the Audit Committee. The charter of the Audit Committee is available on our Web site, www.midwestbanc.com by clicking on “Corporate Governance” and is attached as Appendix A to this Proxy Statement. In accordance with its written charter, the Audit Committee has the responsibility for monitoring the integrity of the financial reporting system. In this capacity the Audit Committee is responsible for the oversight of financial controls, the Company’s accounting, regulatory and audit activities and annually reviews the qualifications of the Company’s independent accountant.

The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of PricewaterhouseCoopers LLP (“PwC”), the independent accountant for the Company who was engaged in April 2005, by the Audit Committee as Midwest’s independent accountant following the resignation of Midwest’s former independent accountant, as described under the caption “Change of Independent Registered Public Accounting Firm” below.

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The responsibility for the quality and integrity of Midwest’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with management. PwC is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on (i) the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and oversee these processes.

In fulfilling its obligations under its written charter, the Audit Committee has:

1. Reviewed and discussed Midwest’s audited financial statements for the fiscal year ended December 31, 2005 with management and PwC;

2. Reviewed and discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

3. Received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee was advised by PwC that no member of the firm has any financial interest, either direct or indirect, in Midwest during the time that it has served as Midwest’s independent accountant. Consistent with Independence Standards Board

Standard No. 1 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the Audit Committee considered whether these relationships and arrangements are compatible with maintaining PwC’s independence;

4. Discussed the reasonableness of significant financial reporting issues in connection with the preparation of Midwest’s financial statements, including the quality of the accounting principles used;

5. Reviewed Midwest’s quarterly reports on SEC Form 10-Q prior to filing;

6. Reviewed both the independent accountant and internal auditor audit plans for the year; and

7. Provided oversight and a resource to management during the documentation, testing and evaluation of Midwest’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee received periodic updates provided by management and PwC at regularly scheduled committee meetings.

Based on the foregoing reviews and discussions, the Audit Committee, exercising its business judgment, concluded that PwC is independent and recommended to the Board of Directors that Midwest’s 2005 audited consolidated financial statements be included in Midwest’s Annual Report on Form 10-K for the year ended December 31, 2005. We have selected PwC as the Company’s independent accountant for fiscal 2006, and the Board of Directors approved submitting the selection of the independent accountant for ratification by the stockholders at the 2006 Annual Meeting.

This report is submitted by the Audit Committee.

Gerald F. Hartley (Chairman)
Barry I. Forrester
Robert Genetski
Robert D. Small
Leon Wolin

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Midwest has selected PricewaterhouseCoopers LLP (“PwC”) as Midwest’s independent accountant for the year ending December 31, 2006. The decision to retain PwC was made by the Audit Committee and the decision to place the ratification of the independent accountant on the Annual Meeting agenda was approved by the Board of Directors.

PwC has served as Midwest’s independent accountant since April 19, 2005. We expect that a representative from PwC will be present at the Annual Meeting. This representative will be offered an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accountant at any time during the year if the Audit Committee believes such a change would be in the best interests of the Company and its stockholders.

Although approval by the stockholders is not required, the appointment of PwC is being submitted for ratification at the Annual Meeting as a matter of good corporate governance and with the objective of soliciting stockholders’ opinions, which the Audit Committee will consider in future deliberations.

Adoption of this proposal will require the affirmative vote of the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy. The directors intend to vote for this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

INDEPENDENT ACCOUNTANT

Change of Independent Registered Public Accounting Firm

Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of and selecting the Company’s independent accountant.

The Audit Committee engaged the firm of PricewaterhouseCoopers LLP (“PwC”) to serve as Midwest’s independent accountant as of April 19, 2005. McGladrey  & Pullen, LLP (“McGladrey”), the Company’s independent accountant for the fiscal years ended December 31 2003 and 2004, resigned effective March 11, 2005.

During the two years ended December 31, 2004 and during the interim period through the date of PwC’s engagement on April 19, 2005, the Company did not consult with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report was provided to the Company nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in paragraph 304(a)1(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event required to be reported under paragraph 304(a)1(v) of Regulation S-K.

McGladrey orally advised the Company just prior to the close of business on March 11, 2005, that it had resigned as Midwest’s independent accountant. The Company received written confirmation of McGladrey’s resignation on March  14, 2005.

The reports of McGladrey on the Company’s financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2004 and 2003, and through March 11, 2005, except as noted below, there were no disagreements with McGladrey on matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey, would have caused it to make reference to the subject matter of the disagreement in its reports on the financial statements for such fiscal years. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2004 and 2003 and through March 11, 2005.

The Company received an unqualified opinion from McGladrey on its financial statements for the years ended December 31, 2004 and 2003. McGladrey expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

McGladrey advised the Audit Committee that during the conduct of the 2004 audit, McGladrey encountered a disagreement with management over whether the impairment of FNMA Series F perpetual preferred securities held by the Company as available-for-sale securities at December 31, 2004, was other than temporary.

At December 31, 2004, shares of FNMA Series F perpetual preferred securities had been trading at amounts less than their amortized cost for a period of sixteen consecutive months. Management believed that the decline in the value of these securities was due, in large part, to the reset of the dividend rate in the spring of 2004, which was a low point in the interest rate cycle, followed by a subsequent increase in interest rates. Management noted that the next dividend reset date was scheduled for March 2006. The Company expected this investment to recover its original cost as interest rates increased and had both the intent and ability to hold the investment until such recovery occurred.

At the urging of McGladrey, the Company adopted a more conservative position and classified the impairment of these securities as other-than-temporarily impaired. The Company recognized a non-cash pre-tax charge of $10.1 million in its fourth quarter statement of income for the other-than-temporary impairment of its floating rate FNMA Series F perpetual preferred securities. This loss previously had been reflected in comprehensive income.

This action resulted in the reclassification, after tax, of $5.6 million, or $0.31 per diluted share, from comprehensive income to the statement of income for the fourth quarter and reduced net income to $2.4 million, or $0.13 per diluted share, for the year ended December 31, 2004. The reclassification had minimal impact on stockholders’ equity at December 31, 2004.

It is the practice of the Company not to retain securities that are classified as other-than-temporarily impaired. Accordingly, these securities were liquidated in February 2005 at a $1.3 million gain in excess of the year-end carrying value. The Company continues to hold other floating rate perpetual preferred securities of FNMA, which management has concluded are not other-than-temporarily impaired because they are appreciated in value.

The Audit Committee discussed with McGladrey its disagreement with management as to whether shares of the Company’s available-for-sale floating rate perpetual preferred equity securities were “other-than-temporarily” impaired, as defined in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Securities and Exchange Commission Staff Accounting Bulletin No. 59, “Accounting for Noncurrent Marketable Equity Securities.”

The Company authorized McGladrey to respond fully to the inquiries of PwC, the Company’s successor accountant, concerning the subject matter of the disagreement described herein.

Independent Accountant Fees

The following is a summary of the fees and out-of-pocket expenses billed to the Company by PwC and McGladrey for professional services rendered for the years ended December 31, 2005 and 2004. The Audit Committee considered and discussed with PwC and McGladrey the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s accountant.

	2005	2004
Fee Category	PwC	McGladrey

Audit Fees	$799,884	$615,674
Audit-Related Fees	$—	$14,331
All Other Fees	$2,400	$—

Audit Fees.  Audit fees are for the audit of Midwest’s annual consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, the audit of the Company’s internal control over financial reporting, reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements, as well as such services as comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and similar services that are reasonably related to the performance of the audit or review of the consolidated financial statements, are not reported under “Audit Fees”, and include accounting consultations and attest services that are not required by statute or regulation.

Tax Fees.  PwC and McGladrey did not perform any professional services for Midwest that would be considered tax-related.

All Other Fees.  All other fees includes a subscription fee to PwC’s research tool. McGladrey did not perform any professional services for Midwest that would be considered in the all other fees category.

Pre-approval of Services by the Independent Accountant

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent accountant. The Audit Committee will consider annually and, if appropriate, approve the provisions of audit services by its independent accountant and consider and, if appropriate, pre-approve the provisions of certain defined audit and non-audit services.

For services that have not been pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit services, not prohibited by law, to be performed by the Company’s independent accountant and associated fees up to a maximum for any one non-audit service of $100,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit related services and fees to the full Audit Committee at its next regular meeting.

Any proposed engagement that does not fit with the definition of a pre-approved service and cannot be approved by the Chairman of the Audit Committee, may be presented to the Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee at a special meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its independent accountants.

ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2007 Annual Meeting of Stockholders, a stockholder proposal must be received prior to December 2, 2006, by the President of the Company at the address set forth on the first page of this Proxy Statement. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

Notice of Business to Be Conducted at the Annual Meeting

Under the Company’s By-laws, the only business which may be conducted at an annual meeting of stockholders is that business brought before the meeting by the Board of Directors or by any stockholder who is entitled to vote and who has complied with the notice procedures set forth in our By-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice in writing to our President. For the 2007 Annual Meeting, a stockholder must give written notice to the President of the Company by January 2, 2007; provided, however, that, in the event less than 130 days notice or prior public disclosure that the date of the 2007 Annual Meeting will be held on a date other than May 2, 2007, notice by the stockholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to our President must set forth as to each matter the stockholder proposes to bring before the Annual Meeting:

•	a brief description of the matter the stockholder desires to present,

•	the name and record address of the stockholder who proposed such matter,

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder and

•	any material interest of such stockholder in such business.

The By-laws provide that nominations for election to the Board of Directors may be made only by the Board of Directors or by stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the By-laws described above.

In addition to the information described above, the stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including those matters raised other than pursuant to the procedures of Rule 14a-8 under the Exchange Act. The Company is not required to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Director Nomination Suggestions to Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. A stockholder who wishes to recommend a prospective Board nominee for the Committee’s consideration may do so by submitting the name of the prospective nominee in writing to the Chairman of the Corporate Governance and Nominating Committee, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, IL 60160 prior to January 1st of each year, for consideration at the next annual meeting. In submitting nominees, persons should be aware of and apply the guiding principles for director qualifications discussed above (“Director Nomination Procedures”). Persons submitting nominations may be asked to provide additional background information about a prospective candidate as determined by the Committee.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters, to the extent legally permissible, in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

By Order of the Board of Directors

Daniel Nagle
Secretary to the Board

Melrose Park, Illinois
April 3, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Appendix A

MIDWEST BANC HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Purpose of the Audit Committee

The Audit Committee (“the Committee”) is appointed by the Board of Directors (“Board”) of Midwest Banc Holdings, Inc. (“Corporation”) to assist Board oversight of (1) the Corporation’s processes of accounting and financial reporting and audits of the Corporation’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and of its independent auditors, and (4) the Corporation’s compliance with its legal and regulatory requirements.

While the Committee has the responsibilities and powers set forth in this charter, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements, internal controls or any professional certification as to the independent auditors’ work. The function of the Committee is oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s consolidated financial statements. The independent auditor is responsible for planning and performing an audit of the Corporation’s annual consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board, reviews of the Corporation’s quarterly consolidated financial statements and other procedures.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation. They are not required to be engaged in the accounting or auditing profession. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or other types of procedures. Nor is it the duty of the Committee to assure compliance with laws and regulations and the Corporation’s Code of Business Conduct and Ethics.

Membership

The Committee shall be comprised of at least three directors determined by the Board to meet the director and audit committee member independence requirements and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”). At least one committee member shall be an “audit committee financial expert” within the meaning of rules promulgated by the Securities and Exchange Commission (“SEC”). Committee members (including their family members) shall not be compensated for any consulting, advisory or other services performed for the Corporation other than compensation received as fees for serving on the Board and Board committees.

Appointment to the Committee, including the designation of the Chair of the Committee and the designation of any Committee members as “audit committee financial experts,” shall be made on an annual basis by the full Board upon recommendation of the Corporation’s Corporate Governance and Nominating Committee.

Meetings of the Committee

The Committee shall meet at least four times annually, or more frequently as the Committee deems necessary. At least annually the Committee shall meet separately with the internal auditor and the independent auditor, without any members of management being present, to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

The Committee may request any officer or employee of the Corporation, or the Corporation’s independent counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint or terminate the independent auditor (subject, if applicable, to stockholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disputes between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services to be performed for the Corporation by its independent auditor. The Chairman, and any other Committee Member or Members to whom the Committee grants such authority, may grant pre-approvals of audit and permitted non-audit services, provided that decisions to grant pre-approvals shall be presented to the entire Committee at its next meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisors engaged by the Committee and for payment of other ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.

The Committee shall review and evaluate the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

Integrity of Financial Reporting

The Committee shall review and discuss with management and the independent auditor the annual audited financial statements, including the related disclosures included in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s annual report on Form 10-K.

The Committee shall review and discuss with management and the independent auditor, the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

The Committee shall discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the selection of or application of accounting principles and any major issues relating to the adequacy of the Corporation’s internal controls.

The Committee shall review and discuss with management and the independent auditor management’s report on internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the independent auditor’s report on the annual financial statements and on internal control over financial reporting, prior to filing of the Corporation’s annual report on Form 10-K.

The Committee shall review and discuss with the independent auditor:

•	All critical accounting policies and practices to be used,

•	Any alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of using such alternative disclosures and accounting treatments and the method preferred by the independent auditor, and

•	Other material written communications between the independent auditor and management, such as management letters or schedule of unrecorded proposed adjustments to the financial statements.

The Committee shall discuss the Corporation’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each provision of financial information and earnings guidance to analysts and ratings agency.

On a quarterly basis, the Committee shall inquire of management as to whether they have complied with the SEC’s disclosure requirements regarding off-balance sheet transactions.

The Committee shall discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

The Committee shall determine that management has established procedures to report insider transactions in accordance with the SEC rules and regulation. The Committee shall review procedures adopted by management to assure that any related party transactions, as defined under NASDAQ rules, will be brought to the attention of the Committee for its approval.

The Committee shall determine that the Corporation has established procedures to ensure that quarterly and annual financial statements contain disclosures that are required to be reported to the SEC, including review of the process to be followed by management to comply with quarterly and annual CEO and CFO certifications. The Committee shall discuss the results of the quarterly and annual CEO and CFO certification process with management. In reviewing and considering the quarterly and annual certifications of the CEO and CFO, the Committee shall also obtain, review and consider any applicable reports issued by the internal auditor or the independent auditor.

The Committee shall determine that the Corporation has complied with applicable requirements of the SEC to disclose whether or not, and if not, the reason therefor, the Corporation has established a Code of Ethics for senior financial officer. The Committee shall also inquire of management to determine that changes in or waivers of the Code of Ethics are approved by the Committee and reported promptly to the SEC by the Corporation on a Form 8-K.

The Committee shall determine that the Corporation has complied with applicable requirements of the SEC to disclose, whether or not, and if not, the reason, the Corporation has at least one member on the Committee who is a “financial expert”, as defined by the SEC.

The Committee shall determine that the Corporation has complied with applicable requirements of the SEC to disclose any Committee policies of pre-approval of all audit and non-audit services to be performed by the Corporation’s independent auditor.

Oversight of the Independent Auditor

The Committee shall:

•	Review and evaluate the performance of the independent auditor and the lead partner of the independent auditor team.

•	Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor, (iii) any steps taken to deal with any such issues, (iv) any material issues on which the national office of the independent auditor was consulted by the Corporation’s audit team, and (v) all relationships between the independent auditor and the Corporation consistent with Independence Standards Board Standard No. 1. After reviewing this report, the Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.

•	Periodically review and discuss with the independent auditor and members of the independent auditor team all significant relationships they have or have had with the Corporation that could impair auditor independence and the scope of any non-audit services being performed for the Corporation by the independent auditor.

•	Ensure the rotation of the lead and concurring audit partners as required by law.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the annual audit and quarterly reviews.

Oversight of the Internal Audit Function

The Committee shall review the annual audit plan of the Corporation’s internal audit department, including the plans of any outsourced internal audit activities.

The Committee shall discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

The Committee shall review the appointment, performance, compensation and replacement of the senior internal auditing liaison, the in house internal auditors or outsourced internal audit service provider. At least annually, the Committee shall evaluate the effectiveness of the internal audit function (both in house and outsourced) and consider the need to make changes to ensure that the internal audit objectives are met.

The Committee shall review and approve the annual internal audit plans, monitor the completion of these plans, and approve any changes to the annual plans. The Committee shall review the periodic reports of internal audit division activities, including the opinion of the senior internal auditing executive or outsourced service provider regarding the adequacy of the Corporation’s internal accounting and disclosure control structure. The Committee shall meet with the senior internal auditing executive or outsourced service provider to discuss the status of the annual internal audit plans and the periodic internal audit reports and to consider the need for further audit follow-up and investigation.

Annual Proxy Statement Disclosure

The Committee shall report audit activities to the Board and issue an annual report to be included in the Corporation’s proxy statement (including appropriate oversight conclusions) for submission to the stockholders.

Independent Auditor Communication with the Committee

It is the independent auditor’s responsibility, as required by generally accepted auditing standards and Section 10A of the Exchange Act, to make certain communications to the Committee on at least an annual basis. Such matters include the following:

•	the independent auditor’s responsibility under generally accepted auditing standards,

•	matters pertaining to the auditor’s independence,

•	initial selection of or changes in significant accounting principles,

•	management judgments and sensitive accounting estimates,

•	adjustments arising from the audit that could have a significant effect on the financial reporting process,

•	the independent auditor’s responsibility for other information that accompanies the audited consolidated financial statements,

•	any disagreements with management about matters that could be significant to the financial statements or the auditor’s report,

•	any serious difficulties encountered in performing the audit,

•	any consequential illegal acts,

•	any major issues discussed with management prior to retention of the independent auditor, or

•	any instances of management consultation with other accountants regarding significant accounting or auditing matters.

Concerns About Improper Reporting and Handling of Complaints

The Committee shall have the responsibility for establishing procedures for:

The receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

The confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

The Committee shall also establish procedures to ensure that no retaliation will be allowed to occur against anyone who, in good faith, reports potential fraud or files such a complaint.

Continuing Education

The Committee shall establish a program of regular continuing education for all Committee members to ensure that they are properly equipped to fulfill their responsibilities.

Adopted by the Board of Directors on September 27, 2005.

Annual Meeting Proxy Card

A Election of Ten Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold

01 — Barry I. Forrester, CFA	☐	☐	05 — Homer J. Livingston, Jr.	☐	☐	09 — Msgr. Kenneth Velo	☐	☐

02 — Robert J. Genetski, Ph.D	☐	☐	06 — Angelo DiPaolo	☐	☐	10 — Leon Wolln	☐	☐

03 — James J. Giancola	☐	☐	07 — Joseph Rizza	☐	☐

04 — Gerald F. Hartley, CPA	☐	☐	08 — E.V. Silveri	☐	☐
B Issues
The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Amendment to the Company’s Stock and Incentive Plan.	☐	☐	☐

3.	Amendment of amended and restated certificate of incorporation of the Company.	☐	☐	☐

4.	Ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Company’s independent accountant for the fiscal year ending December 31, 2006.	☐	☐	☐
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation's name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)

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1 U P X	0 0 8 3 3 0 1

Proxy — Midwest Banc Holdings, Inc.

501 West North Avenue
Melrose Park, Illinois 60160
The undersigned stockholder(s) of Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Robert Figarelli, Thomas Finn and Joseph Parrillo, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at Dominican University Priory Campus 7200 W. Division Street, River Forest, Illinois 60305, on May 3, 2006, at 10:00 a.m. or at any adjournment thereof, and to vote all the shares of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below.
The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. If this proxy is properly executed but no direction is made, it will be voted FOR all of the nominees for director, FOR the amendment to the Company’s Stock and Incentive Plan, FOR the amendment to the amended and restated certificate of incorporation of the Company, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountant for the fiscal year ending December 31, 2006.
YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)